As filed with the Securities and Exchange Commission on July 8, 2011
Registration No. 333-172884

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

PINNACLE ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

95-3667491
(I.R.S. Employer Identification No.)

8918 Spanish Ridge Avenue
Las Vegas, Nevada 89148
(702) 541-7777
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Elliot D. Hoops, Esq.
Pinnacle Entertainment, Inc.
8918 Spanish Ridge Avenue
Las Vegas, Nevada 89148
(702) 541-7777
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Kevin A. Cudney, Esq. Brownstein Hyatt Farber Schreck, LLP 410 Seventeenth Street, Suite 2200 Denver, Colorado 80202 (303) 223-1100	Richard Kronthal, Esq. Andrews Kurth LLP 450 Lexington Avenue New York, New York 10017 (212) 850-2800

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement as determined by market conditions.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
The registrant hereby amends this Registration Statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on the date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated July 8, 2011
Owner’s Club Stock Program
Common Stock
Pinnacle Entertainment, Inc. has created the Owner’s Club Stock Program within our mychoice customer loyalty program to provide our customers who are individuals and who meet certain eligibility standards the opportunity to receive shares of our common stock as an award for their patronage of our casinos and as an incentive to continue such patronage. We believe that this sort of awards program presents a unique opportunity for our customers to realize value for their loyalty and to develop a greater proprietary interest in our company.
The following summary of our mychoice customer loyalty program and the Owner’s Club Stock Program is qualified by the description of their material features found elsewhere in this prospectus. Participants in our mychoice customer loyalty program earn points based on money spent on specified gambling activities at our casinos. The points accumulate in each participant’s mychoice account. Customers who have earned or obtained 175,000 points under our mychoice customer loyalty program and who meet certain eligibility requirements are eligible to apply for membership in our Owner’s Club Stock Program. Those of our customers who are accepted as members in our Owner’s Club Stock Program are granted a one-time award of shares of our common stock, either in a fixed amount or based on a fixed value, as selected by our President and Chief Executive Officer in his sole discretion. At the commencement of the program, it is contemplated that new members will be awarded either 100 shares of our common stock or a number of shares of our common stock valued at $1,500. If the stock award is based on a fixed value, the number of shares that you will receive will be determined by dividing the fixed value by the closing sales price of our common stock on the New York Stock Exchange on the date that you are accepted into the Owner’s Club Stock Program, rounded up to the next whole share. If the date that you are accepted as a member of the Owner’s Club Stock Program is not a trading day, then the closing sales price for the purposes of this calculation will be the closing sales price of our common stock on the New York Stock Exchange on the next following trading day. We are registering an aggregate of 200,000 shares of our common stock for issuance to new members of the Owner’s Club Stock Program.
The mychoice customer loyalty program and the Owner’s Club Stock Program may be suspended, discontinued or canceled at any time. Also, terms and conditions of the mychoice customer loyalty program and the Owner’s Club Stock Program may be changed, limited, modified or eliminated at any time.
Investing in our common stock involves risks. See “Risk Factors” beginning on page 5 for a discussion of certain factors you should consider before applying for membership in the Owner’s Club Stock Program and receiving shares of our common stock.
Our common stock is listed on the New York Stock Exchange under the symbol “PNK.” Our principal executive offices are located at 8918 Spanish Ridge Avenue, Las Vegas, Nevada 89148, and our telephone number is (702) 541-7777. On _________ __, 2011, the last reported sale price of our common stock on the New York Stock Exchange was $____ per share.
None of the Securities and Exchange Commission, the Louisiana Gaming Control Board, the Indiana Gaming Commission, the Missouri Gaming Commission, the Nevada Gaming Commission, the Nevada State Gaming Control Board, the City of Reno, Nevada gaming authorities, the Ohio State Racing Commission, the Ohio Lottery Commission or any state securities commission or other gaming authority, has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
Wunderlich Securities, Inc.
AGENT
The date of this Prospectus is _________ __, 2011

 i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, also referred to herein as the “SEC.” You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, any applicable prospectus supplement and any other offering material, before making an investment decision.
When used in this prospectus, the terms “Pinnacle,” “the Company,” “we,” “us,” and “our” and words of similar import refer to Pinnacle Entertainment, Inc., a Delaware corporation, and its consolidated subsidiaries, unless the context otherwise requires.
You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and any other offering material. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should not assume that the information appearing in this prospectus, any prospectus supplement, any other offering material or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus, any prospectus supplement or any other offering material or any sale of a security.
WHERE YOU CAN FIND MORE INFORMATION
This prospectus, which constitutes a part of a registration statement on Form S-3 that we have filed with the SEC, omits certain of the information set forth in the registration statement. Accordingly, you should refer to the registration statement and its exhibits for further information with respect to us and our common stock. Copies of the registration statement and its exhibits are on file at the offices of the SEC. This prospectus contains statements concerning documents filed as exhibits. For the complete text of any of these documents, we refer you to the copy of the document filed as an exhibit to the registration statement.
We file annual, quarterly and current reports, proxy and information statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room in Washington, D.C. at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.
You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. We maintain a website at http://www.pnkinc.com with information about our company. Information contained on our website or any other website is not incorporated into this prospectus and does not constitute a part of this prospectus. Our website address referenced above is intended to be an inactive textual reference only and not an active hyperlink to our website. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to other documents which we have filed. Any information referenced this way is considered to be part of this prospectus, and any information that we file later with the SEC will automatically update and, where applicable, supersede this information. We incorporate by reference the following documents that we have filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):
•	Our Annual Report on Form 10-K for the year ended December 31, 2010 (including, without limitation, Exhibit 99.1 thereto regarding gaming regulations);

•	Our quarterly report on Form 10-Q for the quarter ended March 31, 2011;

•	Our current reports on Form 8-K (including amendments thereto) filed January 7, 2011, January 14, 2011, February 1, 2011, March 4, 2011, March 7, 2011, March 15, 2011, March 29, 2011, May 9, 2011, May 26, 2011 and June 1, 2011;

•	Our definitive proxy statement filed with the SEC on April 12, 2011 in connection with our solicitation of proxies for the annual meeting of stockholders held on May 24, 2011 (with respect to information contained in such proxy statement that is incorporated into Part III of our Annual Report on Form 10-K for the year ended December 31, 2010 only); and

•	The description of our common stock contained in our registration statement on Form 8-A filed November 21, 1997, as amended by our registration statement on Form 8-A filed on August 10, 2001, our current reports on Form 8-K filed on January 26, 2004 and May 9, 2005 and including any other amendments or reports filed for the purpose of updating such description (other than any portion of such filings that are furnished under applicable SEC rules rather than filed).

All documents that we file with the SEC after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus. We also incorporate by reference any other future filings we make with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or as otherwise permitted by SEC rules) under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we have distributed all of the securities to which this prospectus relates or the offering is otherwise terminated.
This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC relating to the securities. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. We have filed certain legal documents that control the terms of the common stock offered by this prospectus as exhibits to the registration statement. We may file certain other legal documents that control the terms of the common stock offered by this prospectus as exhibits to reports we file with the SEC. You may refer to the registration statement and the exhibits and schedules for more information about us and our securities. The registration statement and exhibits and schedules are also available at the SEC’s Public Reference Room or through its website.
We will provide, without charge and upon oral or written request, to each person to whom a copy of this prospectus has been delivered, a copy of any of the documents referred to above as being incorporated by reference into this prospectus but not delivered with it. You may obtain a copy of these filings, at no cost, by writing or calling us at Pinnacle Entertainment, Inc., Investor Relations, 8918 Spanish Ridge Avenue, Las Vegas, Nevada 89148, (702) 541-7777.
Exhibits to the filings will not be provided, however, unless those exhibits have been specifically incorporated by reference in this prospectus.
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements in this prospectus, any prospectus supplement, any other offering material and any documents we incorporate by reference may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, referred to as the “Securities Act,” and Section 21E of the Securities Exchange Act of 1934, as amended. The Private Securities Litigation Reform Act of 1995 provides certain “safe harbor” provisions for forward-looking statements. All forward-looking statements made in this prospectus, any prospectus supplement, any other offering material and any documents we incorporate by reference are made pursuant to the Private Securities Litigation Reform Act. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “may,” “will,” “should,” “is fairly confident,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding our anticipated completion and opening schedules of various projects, expansion plans, construction schedules, cash needs, cash reserves, adequacy of resources to fund development and expansion projects, liquidity, operating and capital expenses, financing options, including the state of the capital markets and our ability to access the capital markets, expense reductions, expected receipts of insurance proceeds, including the amount of any such recovery and sufficiency of such coverage, the future outlook of Pinnacle and the gaming industry, operating results, pending regulatory matters and the tax treatment of awards of shares of our common stock under the Owner’s Club Stock Program. Although we believe our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations, and actual results, performance or achievements may differ materially from those that might be anticipated from forward-looking statements. This can occur as a result of inaccurate assumptions or as a consequence of known or unknown risks and uncertainties. Factors that may cause our actual results, performance or achievements to differ materially from that contemplated by such forward-looking statements include, among others, that:

•	our business may be sensitive to reductions in consumers’ discretionary spending as a result of recent downturns in the economy, as well as other factors that are difficult to predict and beyond our control;

•	the gaming industry is very competitive and increased competition, including through legislative legalization or expansion of gaming by states such as Texas, Ohio and Illinois or through Native American gaming facilities and internet gaming, could adversely affect our profitability;

•	video lottery terminals may not become operational at our River Downs racetrack in Ohio;

•	many factors, including the escalation of construction costs beyond increments anticipated in our construction budgets, could prevent us from completing our construction and development projects as planned, on time or on budget, including projects on which construction has begun;

•	our substantial development plans for capital-intensive projects will require us to borrow significant amounts under our amended and restated credit facility and, depending on which projects are pursued to completion, may cause us to incur substantial additional indebtedness;

•	subsequent phases to certain of our existing projects and potential enhancements at our properties may require us to raise additional capital;

•	operating costs for our gaming properties, including, but not limited to, increased taxes, capital expenditures and energy prices, may rise;

•	we are subject to risks associated with geographic market concentration in Louisiana;

•	insufficient or lower-than-expected results generated from our new developments and acquired properties may not yield adequate or expected returns on our substantial investments;

•	the loss of management and other key personnel could significantly harm our business;

•	our industry is highly regulated, which makes us dependent on obtaining and maintaining gaming licenses and subjects us to potentially significant fines and penalties;

•	potential changes in the regulatory environment could harm our business;

•	we may not meet the conditions for the maintenance of the license that we plan to utilize for L’Auberge Baton Rouge, including completing the project on time due to circumstances outside our control such as the Mississippi River water levels;

•	we operate in a highly taxed industry and may be subject to higher taxes in the future;

•	we may not realize gains on our proposed investment in a joint venture that is planning to develop gaming resorts in Vietnam; our involvement in Vietnam could expose us to risks associated with violations of the Foreign Corrupt Practices Act or applicable anti-money laundering regulations, which could have a negative impact on us;

•	the global financial crisis and recession has affected our business and financial condition, and may continue to affect us in ways that we currently cannot accurately predict;

•	adverse weather conditions, road construction, gasoline shortages and other factors affecting our facilities and the areas in which we operate could make it more difficult for potential customers to travel to our properties and could deter customers from visiting our properties;

•	our results of operations and financial condition could be materially adversely affected by the occurrence of natural disasters, such as hurricanes, or other catastrophic events, including war and terrorism;

•	damage and closures caused by hurricanes in the Gulf Region could make our results less predictable;

•	the absence of sufficient electrical power or a failure of the technology services needed to run our computers may cause us to be unable to run all or parts of our gaming operations;

•	natural disasters have made it more challenging for us to obtain similar levels of Weather Catastrophe Occurrence/Named Windstorm, Flood and Earthquake insurance coverage for our properties compared to the levels before the 2005 hurricane;

•	we may incur property and other losses that are not adequately covered by insurance;

•	climate change, climate change regulations and greenhouse effects could adversely impact our operations and markets;

•	work stoppages, organizing drives and other labor problems could interrupt our operations;

•	we are subject to litigation which, if adversely determined, could cause us to incur substantial losses;

•	we face environmental and archaeological regulation of our real estate;

•	we face risks associated with growth and acquisitions;

•	even though we have suspended development of our Atlantic City site, if we determine to proceed with our Atlantic City project, it will have many risks, and we may not realize the financial and strategic goals that are contemplated from its acquisition and development;

•	our present indebtedness and future projected borrowings could adversely affect our financial health; future cash flows may not be sufficient to meet our obligations, and we might have difficulty obtaining additional financing; and we may experience adverse effects of interest-rate fluctuations;

•	the terms of our credit facility and the indentures governing our subordinated indebtedness impose operating and financial restrictions on us;

•	servicing our indebtedness will require a significant amount of cash, and our ability to generate sufficient cash depends on many factors; and

•	we are subject to extensive laws and governmental regulations that impose restrictions on the ownership and transfer of our securities.

In addition, these statements could be affected by general domestic and international economic and political conditions, uncertainty as to the future direction of the economy and vulnerability of the economy to domestic or international incidents, as well as market conditions in our industry. Other factors that could cause our actual results, performance or achievements to differ materially from that contemplated by forward-looking statements are those discussed under the heading “Risk Factors” and in other sections of our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, as well as in our other reports filed from time to time with the SEC that are incorporated by reference into this prospectus and in any applicable prospectus supplement.
We caution the reader that the factors described above may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results, performance or achievements to differ materially from those projected in any forward-looking statements. We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus or in any prospectus supplement or in the information incorporated by reference herein or therein.
PROSPECTUS SUMMARY
The following summary highlights selected information from this prospectus and in the documents incorporated by reference. Because this is a summary, its does not contain all information about us that may be important to you. You should read the following summary in conjunction with the more detailed information contained in this prospectus and the documents incorporated by reference herein, including “Risk Factors” and our consolidated financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.
Pinnacle Entertainment, Inc.
We are an owner, operator and developer of casinos and related hospitality and entertainment facilities in Indiana, Louisiana, Missouri, Nevada and Ohio. We currently have a casino project in the process of development in Baton Rouge, Louisiana.
We were incorporated in the State of Delaware in 1981 as the successor to a business that started in 1938. Our executive offices are located at 8918 Spanish Ridge Avenue, Las Vegas, Nevada 89148, and our telephone number is (702) 541-7777.
Our website address is www.pnkinc.com. Information contained on our website, including any links contained on our website, does not constitute part of this prospectus.
The Owner’s Club Stock Program
We are offering up to 200,000 shares of our common stock for issuance to new members of our Owner’s Club Stock Program. We created the Owner’s Club Stock Program within our mychoice customer loyalty program to provide our customers who are individuals and who meet certain eligibility standards the opportunity to receive shares of our common stock as an award for their patronage of our casinos as an incentive to continue such patronage.
Participants in our mychoice customer loyalty program earn points based on money spent on specified gambling activities at our casinos. The points accumulate in each participant’s mychoice account. Customers who have earned or obtained 175,000 points in their mychoice account and who meet certain eligibility requirements may apply for membership in the Owner’s Club Stock Program. Upon becoming a member of the Owner’s Club Stock Program, we will grant a new member a one-time award of shares of our common stock, either in a fixed amount or based on a fixed value, as selected by our President and Chief Executive Officer in his sole discretion. At the commencement of the program, it is contemplated that new members will be awarded either 100 shares of our common stock or a number of shares of our common stock valued at $1,500. The fixed amount of shares that we award or the fixed value of shares that we award under our Owner’s Club Stock Program may change in the future, and we plan to supplement this prospectus in the event of any such change in the fixed amount of shares or the fixed value of shares awarded under the program.
To receive shares of our common stock under the Owner’s Club Stock Program, you must submit a membership application form, a new account application and other documentation to, and open a brokerage account with, the Agent (as defined below), and receive the shares in such brokerage account. After receipt into your brokerage account with the Agent, you are free to transfer, sell or withdraw the shares of our common stock received under the program at any time, subject to the terms governing your brokerage account with the Agent. If you already have a brokerage account with a broker other than the Agent, you may instruct the Agent to transfer the shares of our common stock received under the Owner’s Club Stock Program to such other brokerage account.
We may terminate your membership in the Owner’s Club Stock Program under certain specified circumstances. The mychoice customer loyalty program and the Owner’s Club Stock Program may be suspended, discontinued or canceled at any time. Also, terms and conditions of the mychoice customer loyalty program and the Owner’s Club Stock Program may be changed, limited, modified or eliminated at any time. If your membership in the Owner’s Club Stock Program is terminated or the Owner’s Club Stock Program is suspended, discontinued or cancelled after you have received your one-time award of shares of our common stock, you will not be required to return those shares of common stock to us.
Risk Factors
An investment in our common stock involves risk. Before deciding whether to apply for membership in our Owner’s Club Stock Program, you should carefully consider the information under the caption “Risk Factors” in this prospectus and the information included or incorporated by reference in this prospectus as further described under the caption “Incorporation of Certain Documents by Reference.”
RISK FACTORS
Before you enroll in the Owner’s Club Stock Program, you should be aware that there are risks associated with an investment in our common stock, including those set forth below. You should carefully consider these risk factors, together with all the other information included in or incorporated by reference in this prospectus, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2010, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, and other information which may be incorporated by reference in this prospectus as provided under “Information Incorporated by Reference,” before you decide to enroll in the Owner’s Club Stock Program. If any of the following risks actually occur, our business, financial condition, operating results or cash flow could be harmed. As a result, the trading price of our common stock could decline, and you may lose all or part of your investment.
Risks Related to the Owner’s Club Stock Program
At any time and in our discretion, we may terminate, suspend or change the terms and conditions, including the number of shares awarded or the dollar amount of the shares awarded, of our Owner’s Club Stock Program (as well as our mychoice customer loyalty program), which could result in your realization of substantially fewer benefits of membership than what you may expect.
We believe that the Owner’s Club Stock Program is a unique form of loyalty program, and we have no prior experience with the implementation of such a program. Consequently, we may find that it is substantially more expensive to implement and maintain than what we currently expect, or it may result in substantially fewer benefits than what we anticipate for us or for our customers. As a result, we have reserved the right to change the terms and conditions of the program or to modify, suspend or cancel the program in its entirety, as more fully described in the answer to Question 18 below. Any of these actions could keep you from realizing any meaningful benefit from the program, and you could realize substantially fewer benefits of membership than what you may expect.
The one-time stock award you receive upon becoming a member of the Owner’s Club Stock Program could have adverse tax consequences to you.

It is possible that the fair market value of the shares of common stock received by a member in the Owner’s Club Stock Program upon becoming a member will be included in the member’s gross taxable income for the tax year in which the shares of common stock are received. However, there is some uncertainty about the appropriate treatment for income tax purposes of the grant. This matter is discussed in response to Question 14 below. Because of the foregoing, receipt of the stock award could have adverse tax consequences to you.
Risks Related to Our Business
Our business is particularly sensitive to reductions in consumers’ discretionary spending as a result of downturns in the economy or other changes we cannot accurately predict.
Demand for entertainment and leisure activities is sensitive to consumers’ disposable incomes, and thus demand can be affected by changes in the economy that we cannot predict. Perceived or actual unfavorable changes in general economic conditions, including recession, economic slowdown, continued high unemployment levels, the current housing and credit crises, the potential for bank failures, higher fuel or other transportation costs, and changes in consumer confidence, may reduce disposable income of our customers or result in fewer patrons visiting our casinos. As a result, we cannot ensure that demand for entertainment and leisure activities will not be adversely affected. Continued adverse developments affecting economies throughout the world, including a general tightening of the availability of credit, potentially rising interest rates, increasing energy costs, rising prices, inflation, acts of war or terrorism, natural disasters, declining consumer confidence or significant declines in the stock market could lead to a reduction in discretionary spending on entertainment and leisure activities, which could adversely affect our business, financial condition and results of operations. A deterioration in operating results could affect our ability to comply with financial covenant ratios, other covenants and requirements in our amended and restated credit facility discussed in another risk factor below.
The gaming industry is very competitive and increased competition, including through legislative legalization or expansion of gaming by states such as Texas, Ohio and Illinois or through Native American gaming facilities and internet gaming, could adversely affect our financial results.
We face significant competition in all of the markets in which we operate. With fewer new markets opening for development in recent years, this competition will intensify if new gaming operations enter our markets or existing competitors expand their operations. Increased competitive pressures may adversely affect our ability to continue to attract customers or require us to offer a larger number of, or more costly, promotions to compete more efficiently.
Further, several of our properties are located in jurisdictions that restrict gaming to certain areas and/or are adjacent to states that currently prohibit or restrict gaming operations. Economic difficulties faced by state governments could lead to intensified political pressures for the legalization of gaming in jurisdictions where it is currently prohibited. The legalization of gaming in such jurisdictions could be an expansion opportunity for us, or a significant threat to us, depending on where the legalization occurs and our ability to capitalize on it. In particular, our ability to attract customers to our existing casinos would be significantly affected by the legalization or expansion of gaming in any of our existing markets and Texas, Ohio, Illinois, Kentucky, Oklahoma, and California and the development or expansion of Native American casinos in our markets. The value of our site in Atlantic City has been adversely affected and may be further affected by the legislation or expansion of casino gaming in Delaware, Maryland, Pennsylvania, West Virginia, New York, northern New Jersey and Connecticut. In 2008 and 2009, we recorded impairments to the value of our land in Atlantic City totaling approximately $357 million.
In the past, legislation to legalize or expand gaming has been introduced in some of these jurisdictions, and federal law favors the expansion of Native American gaming. In 2007, Indiana approved casinos with 2,000 slot machines at each of two racetracks in the Indianapolis area, both of which opened in 2008. In 2008, New York approved a significant reduction in its gaming tax rate as a specific inducement for a large casino hotel in the Catskills region. In 2008, Maryland voters approved a state constitutional amendment allowing 15,000 slot machines total in five locations. In 2009, legislation to approve up to 12 resort casinos, slot machines at racetracks and Native American gaming in Texas was rejected during the state’s 2009 legislative session. Numerous gaming bills were introduced in the Texas Legislature during its 2010-11 regular session, none of which passed. In January 2010, Delaware passed legislation that allows table games at three racetracks in the state, which are currently operational. Also, in January 2010, Pennsylvania passed legislation which allows slots-only casinos in Pennsylvania to feature table games, which are now operational. We expect similar proposals to legalize or expand gaming will be made in the future in various states, and it is uncertain whether such proposals will be successful. Further, because the global economic recession has reduced the revenues of state governments from traditional tax sources, voters and state legislatures may be more sympathetic to proposals authorizing or expanding gaming in those jurisdictions.

In June 2011, the Illinois legislature passed an omnibus gaming bill that would allow, among other items, five new casinos in the state, including a 4,000-position property in downtown Chicago and riverboats in Rockford, Park City, Danville and one of six south Cook County suburbs, pending local approvals, and slots at six racetracks in the state, five in Chicagoland and one near St. Louis. The bill is subject to approval from the Governor of Illinois. Expanded gaming operations in Illinois may adversely affect our business, particularly our St. Louis properties.
Even in gaming markets where the state governments do not choose to increase the maximum number of gaming licenses available, we face the risk that existing casino licensees will expand their operations and the risk that Native American gaming will continue to grow. Furthermore, Native American gaming facilities frequently operate under regulatory requirements and tax environments that are less stringent than those imposed on state-licensed casinos, which could provide such Native American gaming facilities with a competitive advantage in our markets.
In April 2010, we canceled our Sugarcane Bay casino development in Lake Charles, Louisiana and, in April 2010, we surrendered the related gaming license to the Louisiana Gaming Control Board. In February 2011, the Louisiana Gaming Control Board granted a license for a new gaming facility in Lake Charles, which would be adjacent to our L’Auberge du Lac casino. On April 30, 2011, that licensee obtained a successful local referendum approving gaming operations in Lake Charles, Calcasieu parish. A new casino in Lake Charles would compete directly with L’Auberge du Lac and may reduce such property’s revenues significantly. The number of riverboat gaming licenses in Louisiana is capped at 15 and all have been granted.
In 2009, the former Governor of Ohio issued a directive order authorizing up to 2,500 video lottery terminals at the state’s seven existing racetracks. While the directive order authorized the Ohio Lottery Commission to take the steps necessary to implement the video lottery terminals, no such action was taken. In November 2010, the Ohio Governor lost his re-election bid. On January 28, 2011, we closed on the acquisition of the River Downs racetrack in Cincinnati, Ohio. In June 2011, the current Governor of Ohio announced that it is his intention that each of Ohio’s racetrack owners be permitted to apply for a 10-year license to operate a video lottery terminal facility. While we expect video lottery terminals to become operational in Ohio, we cannot predict when the Governor’s plan will be implemented, on what terms or at all or whether there will be legal challenges to its implementation. Nonetheless, our Belterra and River Downs facilities will face competition from existing riverboats in Indiana and from four casinos in Ohio, which are to be developed and located in each of Cincinnati, Cleveland, Toledo, and Columbus.
From time to time, our competitors refurbish, rebrand or expand their casino offerings in the markets in which we operate, which could function to increase competition in those markets. For example, a large competitor of our Belterra property recently reopened a rebranded and refurbished riverboat casino in Lawrenceburg, Indiana replacing a smaller facility.
We face competition from racetracks that offer slot machines. We also compete with other forms of legalized gaming and entertainment such as bingo, pull-tab games, card parlors, sports books, pari-mutuel or telephonic betting on horse and dog racing, state-sponsored lotteries, video lottery terminals, video poker terminals and, in the future, we may compete with gaming at other venues. Furthermore, competition from internet lotteries and other internet wagering gaming services, which allow their customers to wager on a wide variety of sporting events and play Las Vegas-style casino games from home, could divert customers from our properties and thus adversely affect our business. Such internet wagering services are often illegal under federal law but operate from overseas locations, and are nevertheless sometimes accessible to domestic gamblers. There are also proposals that would specifically legalize internet gaming under federal law.

We are engaged from time to time in one or more construction and development projects, and many factors could prevent us from completing them as planned, including the escalation of construction costs beyond increments anticipated in our construction budgets.
Construction of major buildings has certain inherent risks, including the risks of fire, structural collapse, human error and electrical, mechanical and plumbing malfunction. In addition, projects entail additional risks related to structural heights and the required use of cranes. Our development and expansion projects also entail significant risks, including:

•	shortages of materials;

•	shortages of skilled labor or work stoppages;

•	unforeseen construction scheduling, engineering, excavation, environmental or geological problems;

•	natural disasters, hurricanes, weather interference, changes in river levels, floods, fires, earthquakes or other casualty losses or delays;

•	unanticipated cost increases or delays in completing the projects;

•	delays in obtaining or inability to obtain or maintain necessary licenses or permits;

•	changes to plans or specifications;

•	disputes with contractors;

•	disruption of our operations caused by diversion of management’s attention to new development projects and construction at our existing properties;

•	remediation of environmental contamination at some of our proposed construction sites, which may prove more difficult or expensive than anticipated in our construction budgets;

•	failure to obtain and maintain necessary gaming regulatory approvals and licenses, or failure to obtain such approvals and licenses on a timely basis; and

•	requirements or government-established “goals” concerning union labor or requiring that a portion of the project expenditures be through companies controlled by specific ethnic or gender groups, goals that may not be obtainable, or may only be obtainable at additional project cost.

Increases in the cost of raw materials for construction, driven by worldwide demand, higher labor and construction costs and other factors, may cause price increases beyond those anticipated in the budgets for our development projects. Escalating construction costs may cause us to modify the design and scope of projects from those initially contemplated or cause the budgets for those projects to be increased. We generally carry insurance to cover certain liabilities related to construction, but not all risks are covered, and it is uncertain whether such insurance will provide sufficient payment in a timely fashion even for those risks that are insured and material to us.

It is uncertain whether any of our projects will be completed on time or within established budgets. In May 2011, we entered into an amendment to the guaranteed maximum price agreement for our L’Auberge Baton Rouge project, which provides that the guaranteed date of completion for L’Auberge Baton Rouge is May 31, 2012. Management currently expects the opening of L’Auberge Baton Rouge to be delayed until the summer of 2012. However, the ultimate opening date is dependent upon the Mississippi River water levels normalizing such that we can proceed with construction and upon obtaining regulatory and other governmental approvals. Significant delays or cost overruns related to our construction projects could significantly reduce any return on our investment in these projects and adversely affect our earnings and financial resources. There are also certain tax incentives for project construction in hurricane-damaged areas and for economic-oriented reasons that require completion of new facilities by certain dates. There is no certainty that such dates will be met. Construction of our development projects exposes us to risks of cost overruns due to typical construction uncertainties associated with any project or changes in the designs, plans or concepts of such projects. For these and other reasons, construction costs may exceed the estimated cost of completion, notwithstanding the existence of any guaranteed maximum price construction contracts.
Our substantial development plans for capital-intensive projects will require us to borrow significant amounts under our amended and restated credit facility and, depending on which projects are pursued to completion, may cause us to incur substantial additional indebtedness.
Currently, we are in the process of constructing L’Auberge Baton Rouge, our casino hotel project in Baton Rouge, Louisiana, which is currently expected to open in the summer of 2012. The budget for the project is $357 million (exclusive of land costs and capitalized interest). Additional amounts are also needed to fund the initial operations of the facility once it opens. As of March 31, 2011, we have spent approximately $67 million and we expect to fund the remaining $290 million of the overall project budget, as well as the funding of initial operations, with cash on-hand, cash flow from existing operations, and our $375 million credit facility.
In June 2011, the Governor of Ohio announced that it is his intention that each of Ohio’s racetrack owners be permitted to apply for a 10-year license to operate a video lottery terminal facility at a cost of $50 million. He further stated that video lottery terminal licensees would be required to invest at least $150 million in their facilities. We cannot predict whether the Governor’s plan will be implemented on its terms or at all or whether there will be legal challenges to its implementation. If video lottery terminals are ultimately approved for use at Ohio’s racetracks and become operational, we plan to move quickly to revitalize River Downs and develop a new gaming, racing and entertainment destination facility for the Cincinnati, Ohio market. We expect to fund the associated costs and expenses with cash on-hand, cash flow from existing operations, and our $375 million credit facility.
In the event that our future cash flows from operations do not match the levels we currently anticipate, whether due to downturns in the economy or otherwise, we may need to amend the terms of our credit facility or obtain waivers from our lenders in order to continue with our current, or implement future, development plans. We may not be able to obtain such an amendment or waiver from our lenders. In such event, we may need to raise funds through the capital markets and may not be able to do so on favorable terms or on terms acceptable to us.
Subsequent phases to certain of our existing projects and potential enhancements at our properties may require us to raise additional capital.
We may need to access the capital markets or otherwise obtain additional funds to complete subsequent phases of our existing projects in downtown St. Louis and in St. Louis County, and to fund potential enhancements we may undertake at our facilities there and elsewhere. We do not know when or if the capital markets will permit us to raise additional funds for such phases and enhancements in a timely manner, or on acceptable terms, or at all. Inability to access the capital markets, or the availability of capital only on less-than-favorable terms, may force us to delay, reduce or cancel our subsequent phases and enhancement projects. Delay, reduction or cancellation of the subsequent phases of our projects could subject us to financial penalties, and the possibility of such penalties could require us to obtain additional financing on unfavorable terms.
Our ability to obtain bank financing or to access the capital markets for future debt or equity offerings may also be limited by our financial condition, results of operations or other factors, such as our credit rating or outlook at the time of any such financing or offering and the covenants in our existing debt agreements, as well as by general economic conditions and contingencies and uncertainties that are beyond our control. As we seek additional financing, we will be subject to the risks of rising interest rates and other factors affecting the financial markets.

Rising operating costs at our gaming properties could have a negative impact on our business.
The operating expenses associated with our gaming properties could increase due to, among other reasons, the following factors:

•	changes in the federal, state or local tax or regulations, including state gaming regulations or taxes, could impose additional restrictions or increase our operating costs;

•	aggressive marketing and promotional campaigns by our competitors for an extended period of time could force us to increase our expenditures for marketing and promotional campaigns in order to maintain our existing customer base and attract new customers;

•	as our properties age, we may need to increase our expenditures for repairs, maintenance, and to replace equipment necessary to operate our business in amounts greater than what we have spent historically;

•	an increase in the cost of health care benefits for our employees could have a negative impact on our financial results;

•	our reliance on slot play revenues and the concentration of relatively few slot play vendors could impose additional costs on us;

•	availability and cost of the many products and services we provide our customers, including food, beverages, retail items, entertainment, hotel rooms, spa and golf services;

•	availability and costs associated with insurance;

•	increases in costs of labor, including due to potential unionization of our employees;

•	our properties use significant amounts of electricity, natural gas and other forms of energy, and energy price increases may adversely affect our cost structure; and

•	our properties use significant amounts of water, and a water shortage may adversely affect our operations.

If our operating expenses increase without any off-setting increase in our revenues, our results of operations would suffer.
We derived 52% of our revenues in 2010 from our casinos located in Louisiana and are especially subject to certain risks, including economic and competitive risks, associated with the conditions in that area and in the states from which we draw patrons.

Three out of our seven gaming properties are located in Louisiana. During 2010, we derived 52% of our revenues from these three casinos and 31% from one of them, L’Auberge du Lac in Lake Charles, Louisiana. In addition, we are building a casino hotel in Baton Rouge, Louisiana. Because we derive a significant percentage of our revenues from a small number of properties concentrated in a relatively small area, we are subject to greater risks from local conditions than a gaming company with operating properties in several different markets. A decrease in revenues from or increase in costs for one of these locations is likely to have a proportionally higher impact on our business and operations than it would for a gaming company with more geographically diverse operating properties. Risks from local conditions include the following:

•	local economic conditions;

•	local competitive conditions, including legalization or expansion of gaming in Louisiana or in neighboring states;

•	reduced land and air travel due to increasing fuel costs or transportation disruptions;

•	inaccessibility of the area due to inclement weather, road construction or closure of primary access routes;

•	the outbreak of public health threats at any of our properties, or in the areas in which they are located, or the perception that such threats exist; and

•	a decline in the number of visitors to Lake Charles, New Orleans or Bossier City, Louisiana.

In February 2011, the Louisiana Gaming Control Board granted a license for a new gaming facility in Lake Charles, which would be adjacent to our L’Auberge du Lac casino. On April 30, 2011, that licensee obtained a successful local referendum approving gaming operations in Lake Charles, Calcasieu parish. A new casino in Lake Charles would compete directly with L’Auberge du Lac and may reduce such property’s revenues significantly.
Insufficient or lower-than-expected results generated from our new developments and acquired properties may negatively affect the market for our securities; our new properties may compete with our existing properties.
We cannot assure you that the revenues generated from our new developments and acquired properties will be sufficient to pay related expenses if and when these developments are completed; or, even if revenues are sufficient to pay expenses, that the new developments and acquired properties will yield an adequate return on our significant investments. Our projects, if completed, may take significantly longer than we expect to generate returns, if any. Moreover, lower-than-expected results from the opening of a new facility may negatively affect us and the market for our securities and may make it more difficult to raise capital, even as the shortfall increases the need to raise capital. We are currently developing a new facility in Baton Rouge, Louisiana.
As our new properties open, they may compete with our existing properties. For example, our River City Casino in St. Louis County, Missouri, which opened on March 4, 2010, is located approximately 12 miles from our Lumière Place facility in St. Louis, Missouri and may divert business away from such location.
Our operations are largely dependent on the skill and experience of our management and key personnel. The loss of management and other key personnel could significantly harm our business, and we may not be able to effectively replace members of management who have left the company.
Our continued success and our ability to maintain our competitive position is largely dependent upon, among other things, the efforts and skills of our senior executives and management team. Although we have entered into employment agreements with certain of our senior executives and key personnel, we cannot guarantee that these individuals will remain with us. In the past 20 months, we have experienced significant turnover at both the executive management and operational level. If we lose the services of any members of our management team or other key personnel, our business may be significantly impaired. We cannot assure you that we will be able to retain our existing senior executive and management personnel or attract additional qualified senior executive and management personnel.

In addition, our officers, directors and key employees also are required to file applications with the gaming authorities in each of the jurisdictions in which we operate and are required to be licensed or found suitable by these gaming authorities. If the gaming authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with us, we would have to sever all relationships with that person. Furthermore, the gaming authorities may require us to terminate the employment of any person who refuses to file appropriate applications. Either result could significantly impair our operations.
Our industry is highly regulated, which makes us dependent on obtaining and maintaining gaming licenses and subjects us to potentially significant fines and penalties.
The ownership, management and operation of gaming facilities are subject to extensive state and local regulation. The statutes, rules and regulations of the states and local jurisdictions in which we and our subsidiaries conduct gaming operations require us to hold various licenses, registrations, permits and approvals and to obtain findings of suitability. The various regulatory authorities, including the Indiana Gaming Commission, the Louisiana Gaming Control Board, the Missouri Gaming Commission, the Nevada State Gaming Control Board, the Nevada Gaming Commission, the Ohio State Racing Commission and the Ohio Lottery Commission, may, among other things, limit, condition, suspend, revoke or fail to renew a license to conduct gaming operations or prevent us from owning the securities of any of our gaming subsidiaries for any cause deemed reasonable by such licensing authorities. Substantial fines or forfeitures of assets for violations of gaming laws or regulations may be levied against us, our subsidiaries and the persons involved, including, but not limited to, our management, employees and holders of 5% or more of the Company’s securities. In addition, many of the Company’s key vendors must be licensed and found suitable by regulatory authorities and there can be no assurance that such vendors will be able to be licensed and found suitable.
To date, we have obtained all governmental licenses, findings of suitability, registrations, permits and approvals necessary for the operation of our existing gaming facilities. It is uncertain, however, whether we will be able to obtain any new licenses, registrations, permits, approvals and findings of suitability that may be required in the future or that existing ones will be renewed or will not be suspended or revoked. Any expansion of our gaming operations in our existing jurisdictions or into new jurisdictions may require various additional licenses, findings of suitability, registrations, permits and approvals of the gaming authorities. The approval process can be time consuming and costly, and there can be no assurance of success.

We are also subject to a variety of other rules and regulations, including, but not limited to, laws and regulations governing payment card information and the serving of alcoholic beverages at our operating properties. If we are not in compliance with these laws, it could adversely affect our business.
Potential changes in the regulatory environment could harm our business.
Changes in regulations affecting the casino business can affect our existing or proposed operations. In addition, legislators and special-interest groups have proposed legislation from time to time that would restrict or prevent gaming operations. Moreover, various jurisdictions such as Illinois, Delaware and New Jersey have restricted smoking on the casino floor and jurisdictions such as Missouri, Indiana and Louisiana have considered implementing similar restrictions. Such restrictions resulted in decreases in gaming revenues. Other regulatory restrictions or prohibitions on our current or future gaming operations could curtail our operations and could result in decreases in income.
We may not meet the conditions for the maintenance of the license that we plan to utilize for L’Auberge Baton Rouge.
The Louisiana Gaming Control Board, also referred to herein as the LGCB, has established numerous conditions for use of the license for our L’Auberge Baton Rouge project, which, if not satisfied, could result in forfeiture of such license. One such condition is that we deposit $25 million in an escrow account to be maintained until the commencement of gaming operations, which amount would be paid to the State of Louisiana in the event that we surrender the license due to withdrawal or cancellation of the L’Auberge Baton Rouge project or upon revocation of the license by the LGCB.
Another of the conditions to the license for L’Auberge Baton Rouge is that construction of the project must be complete within 18 months of the commencement of construction, which was May 20, 2010. During construction, we have faced unusually high volatility of the Mississippi River’s water levels in Baton Rouge. Earlier this year, unusually low river levels prevented construction progress on the wet side of the flood levee. Currently, due to unusually high water levels for this time of year, all construction, including construction on the dry side of the flood levee, mainly the hotel, is delayed until the river levels recede. In May 2011, we entered into an amendment to the guaranteed maximum price agreement for L’Auberge Baton Rouge, which provides that the guaranteed date of completion for L’Auberge Baton Rouge is May 31, 2012. Management currently expects the opening of L’Auberge Baton Rouge to be delayed until the summer of 2012. We will have to obtain an extension from the LGCB for L’Auberge Baton Rouge to permit a later date for the completion of construction. There can be no assurance that the LGCB will approve an extension to permit such later date. Thus, the ultimate opening date is dependent upon receiving the extension from the LGCB and the Mississippi River water level normalizing such that we can proceed with construction, among other factors.
While we intend to fulfill all of the other conditions set by the LGCB, it is uncertain whether we will be able to do so or that the LGCB would agree to make any amendments to the conditions that might be necessary. Forfeiture of the license for L’Auberge Baton Rouge could adversely affect our expansion plans for the Louisiana gaming market.
We operate in a highly taxed industry and it may be subject to higher taxes in the future. If the jurisdictions in which we operate increase gaming taxes and fees, our operating results could be adversely affected.
In gaming jurisdictions in which we operate, state and local governments raise considerable revenues from taxes based on casino revenues and operations. We also pay property taxes, admission taxes, sales and use taxes, payroll taxes, franchise taxes and income taxes.
Our profitability depends on generating enough revenues to pay gaming taxes and other largely variable expenses, such as payroll and marketing, as well as largely fixed expenses, such as property taxes and interest expense. From time to time, state and local governments have increased gaming taxes and such increases can significantly impact the profitability of gaming operations.
We cannot assure you that governments in jurisdictions in which we operate, or the federal government, will not enact legislation that increases gaming tax rates. The global economic recession has reduced the revenues of state governments from traditional tax sources, which may cause state legislatures or the federal government to be more inclined to increase gaming tax rates.
We face many risks associated with our proposed investment in a privately held company that is developing a complex of integrated resorts in Vietnam, two of which are expected to include gaming operations; our involvement in Vietnam could expose us to risks associated with violations of the Foreign Corrupt Practices Act or applicable anti-money laundering regulations, which could have a negative impact on us.
On May 25, 2011, PNK Development 18, LLC, or PNK 18, our wholly owned unrestricted subsidiary, agreed to purchase 26% of the common shares and certain preferred shares of Asian Coast Development (Canada) Ltd., or ACDL, for a total purchase price of $95 million. ACDL is the owner and developer of the Ho Tram Strip beachfront complex of destination integrated resorts and residential developments in southern Vietnam. The investment is scheduled to close in the summer of 2011 and is subject to various closing conditions. We cannot assure you that the investment will close as scheduled or at all. Further, if the investment is consummated, we will be a minority shareholder of ACDL and our ability to control the management, operations and decision-making of ACDL will be limited.

ACDL is in the process of constructing and developing the entirety of the complex of destination integrated resorts and residential developments in the Ho Tram Strip. No funding has been obtained by ACDL for any resorts in the Ho Tram Strip other than the first phase of the first integrated resort, which is currently under construction. We cannot predict whether construction will progress as scheduled or as budgeted. ACDL also needs to obtain a working capital credit facility for such first phase upon its opening. If ACDL is unable to build the resort complex as planned, it will have a negative impact on our ownership stake in ACDL. There can be no assurance that the second phase of development of the Ho Tam Strip, in which we would have the right to manage the second integrated resort, will be developed. Further, the resorts in the Ho Tram Strip will be new developments with no history of operations. We cannot assure you that ACDL will be able to attract a sufficient number of hotel guests, gaming customers and other visitors to the Ho Tram Strip to make its operations profitable.
ACDL’s operations will be subject to the significant business, economic, regulatory and competitive uncertainties and contingencies frequently encountered by new businesses in new gaming jurisdictions and other risks associated with this investment, many of which are beyond ACDL’s or our control. The gaming elements of the businesses will be subject to regulation by the government of Vietnam and uncertainty exists as to how such regulation will affect ACDL’s gaming operations. Because ACDL has no operating history, it may be more difficult for ACDL to prepare for and respond to these types of risks than for a company with an established business and operating cash flow. If ACDL is not able to manage these risks successfully, it could negatively impact our investment. These and other risks could result in the failure to recover our investment in ACDL or to realize any gains in respect thereof.
ACDL will have operations outside the United States, which will expose us, including Pinnacle Entertainment, Inc., to complex foreign and U.S. regulations inherent in doing business in Vietnam. We are subject to regulations imposed by the Foreign Corrupt Practices Act, or the FCPA, and other anti-corruption laws that generally prohibit U.S. companies and their intermediaries from offering, promising, authorizing or making improper payments to foreign government officials for the purpose of obtaining or retaining business. Violations of the FCPA and other anti-corruption laws may result in severe criminal and civil sanctions as well as other penalties. The SEC and U.S. Department of Justice have increased their enforcement activities with respect to the FCPA. Internal control policies and procedures and the compliance program that ACDL has implemented to deter prohibited practices may not be effective in prohibiting its employees, contractors or agents from violating or circumventing our policies and the law. Even though our investment in ACDL is through an unrestricted subsidiary, if ACDL’s or our employees or agents fail to comply with applicable laws or company policies governing ACDL’s international operations, Pinnacle and its subsidiaries may face investigations, prosecutions and other legal and regulatory proceedings and actions which could result in civil penalties, administrative remedies and criminal sanctions which could, in turn, serve as the basis for the initiation of like proceedings by gaming regulators in one or more of the states wherein Pinnacle holds gaming licenses. Any determination that we have violated the FCPA could have a material adverse effect on our financial condition. Compliance with international and U.S. laws and regulations that apply to ACDL’s international operations increases the cost of doing business in foreign jurisdictions. ACDL will also deal with significant amounts of cash in its operations and we will be subject to various reporting and anti-money laundering regulations. Any violation of anti-money laundering laws or regulations by ACDL could have a negative effect on our results of operations.
The global financial crisis and recession has affected our business and financial condition, and may continue to affect us in ways that we currently cannot accurately predict.
The continued credit crisis, recession and related turmoil in the global financial system have had and may continue to have an effect on our business and financial condition. We do not know the duration or severity of the current economic downturn. If a significant percentage of our lenders under our amended and restated credit facility were to file for bankruptcy or otherwise default on their obligations to us, we may not have the liquidity to fund our current or future projects. There is no certainty that our lenders will continue to remain solvent or fund their respective obligations under our amended and restated credit facility. Two of our prior lenders under our previous credit facility filed for bankruptcy, and one such lender was unable to fund its pro-rata share of amounts drawn under the revolving credit commitment post bankruptcy filing.
The significant distress recently experienced by financial institutions has had and may continue to have far reaching adverse consequences across many industries, including the gaming industry. The recent credit and liquidity crisis greatly restricted the availability of capital and caused the cost of capital (if available) to be much higher than it had traditionally been. Volatility in the capital markets is perceived to be high. The need to access the capital markets could increase the costs of our projects, which could have an impact on our flexibility to react to changing economic and business conditions and our ability or willingness to fund our development projects. All of these effects could have a material adverse effect on our business, financial condition and results of operations.
Adverse weather conditions, road construction, gasoline shortages and other factors affecting our facilities and the areas in which we operate could make it more difficult for potential customers to travel to our properties and deter customers from visiting our properties.
We believe that the vast majority of our customers drive to our properties. Our continued success depends upon our ability to draw customers from each of the geographic markets in which we operate. Adverse weather conditions or road construction can deter our customers from traveling to our facilities or make it difficult for them to frequent our properties. In addition, gasoline shortages or fuel price increases in regions that constitute a significant source of customers for our properties could make it more difficult for potential customers to travel to our properties and deter customers from visiting. Our dockside gaming facilities in Indiana and Louisiana, as well as any additional riverboat or dockside casino properties that might be developed or acquired, are also subject to risks, in addition to those associated with land-based casinos, which could disrupt our operations. Although none of our vessels leave their moorings in normal operations, there are risks associated with the movement or mooring of vessels on waterways, including risks of casualty due to river turbulence, flooding, collisions with other vessels and severe weather conditions.
Our results of operations and financial condition could be materially adversely affected by the occurrence of natural disasters, such as hurricanes, or other catastrophic events, including war and terrorism.

Natural disasters, such as major hurricanes, floods, fires and earthquakes, could adversely affect our business and operating results. Hurricanes are common in the areas in which our Louisiana properties are located, and the severity of such natural disasters is unpredictable. Our River City casino is located in St. Louis, Missouri in an area along the Mississippi River that has historically experienced flooding. Although its foundation is built up to be above historical flooding levels, there is no certainty that this will be sufficient in future floods. In 2005, Hurricanes Katrina and Rita caused significant damage in the Gulf Coast region. Our former Biloxi, Mississippi facility was destroyed by Hurricane Katrina. Our Boomtown New Orleans casino was forced to close for 34 days as a result of Hurricane Katrina. Hurricane Rita caused significant damage in the Lake Charles, Louisiana area and forced our L’Auberge du Lac facility to close for 16 days, in addition to causing physical damage. In the third quarter of 2008, Hurricanes Gustav and Ike, which struck during two key weekends, affected our Louisiana operations and our Texas customer base. Hurricane Ike also caused flooding in St. Louis, necessitating the temporary closure of the President Casino, and caused a power outage over the course of two days at our Belterra Casino Resort in Indiana. In March 2011, our River Downs racetrack was forced to delay the opening of live racing due to flooding from the Ohio River.
Catastrophic events, such as terrorist and war activities in the United States and elsewhere, have had a negative effect on travel and leisure expenditures, including lodging, gaming (in some jurisdictions) and tourism. We cannot accurately predict the extent to which such events may affect us, directly or indirectly, in the future. We also cannot assure you that we will be able to obtain or choose to purchase any insurance coverage with respect to occurrences of terrorist acts and any losses that could result from these acts. If there is a prolonged disruption at our properties due to natural disasters, terrorist attacks or other catastrophic events, our results of operations and financial condition would be materially adversely affected.
Our gaming operations rely heavily on technology services and an uninterrupted supply of electrical power. Our security system and all of our slot machines are controlled by computers and reliant on electrical power to operate.
The absence of sufficient electrical power or a failure of the technology services needed to run our computers may cause us to be unable to run all or parts of gaming operations. Any unscheduled interruption in our technology services or interruption in the supply of electrical power is likely to result in an immediate, and possibly substantial, loss of revenues due to a shutdown of our gaming operations. Such interruptions may occur as a result of, for example, catastrophic events or rolling blackouts. Our systems are also vulnerable to damage or interruption from earthquakes, floods, fires, telecommunication failures, terrorist attacks, computer viruses, computer denial-of-service attacks and similar events.
Natural disasters have made it more challenging for us to obtain similar levels of Weather Catastrophe Occurrence/Named Windstorm, Flood and Earthquake insurance coverage for our properties compared to the levels before the 2005 hurricanes.
Because of significant loss experience caused by hurricanes and other natural disasters over the last several years, a number of insurance companies have stopped writing insurance in Class 1 hurricane areas, including Louisiana. Others have significantly limited the amount of coverage they will write in these markets and have dramatically increased the premiums charged for this coverage. As a result, our policy limits for Weather Catastrophe Occurrences/Named Windstorms, as well as other losses, are significantly less than the policy limits we had during the 2005 hurricane season. During that period, our aggregate Weather Catastrophe Occurrence coverage was $400 million per occurrence. Our coverage for a Named Windstorm today is $200 million per occurrence, with a deductible of 5% of stated values (up to a maximum $20 million deductible). In addition, as a result of the worldwide economic conditions, there has been uncertainty as to the viability of certain insurance companies. While we believe that the insurance companies from which we have purchased insurance policies will remain solvent, there is no certainty that this will be the case.
We may incur property and other losses that are not adequately covered by insurance, which may harm our results of operations.
Although we maintain insurance that our management believes is customary and appropriate for our business, we cannot assure you that insurance will be available or adequate to cover all loss and damage to which our business or our assets might be subjected. The lack of adequate insurance for certain types or levels of risk could expose us to significant losses in the event that a catastrophe occurred for which we are uninsured or underinsured. Any losses we incur that are not adequately covered by insurance may decrease our future operating income, require us to find replacements or repairs for destroyed property and reduce the funds available for payments of our obligations.
Climate change, climate change regulations and greenhouse effects may adversely impact our operations and markets.
There is a growing political and scientific consensus that emissions of greenhouse gases, also referred to herein as “GHGs” continue to alter the composition of the global atmosphere in ways that are affecting and are expected to continue affecting the global climate.

Climate change, including the impact of global warming, creates physical and financial risk. Physical risks from climate change include an increase in sea level and changes in weather conditions, such as an increase in changes in precipitation and extreme weather events. Climate change could have a material adverse effect on our results of operations, financial condition, and liquidity. We have described the risks to us associated with extreme weather events above.
We may become subject to legislation and regulation regarding climate change, and compliance with any new rules could be difficult and costly. Concerned parties, such as legislators and regulators, stockholders and non-governmental organizations, as well as companies in many business sectors, are considering ways to reduce GHG emissions. Many states have announced or adopted programs to stabilize and reduce GHG emissions and federal legislation has been proposed in Congress. While little progress has been made on these proposals in Congress, it is likely that federal legislation limiting GHG emissions may be imposed in the United Sates soon. If such legislation is enacted, we could incur increased energy, environmental and other costs and capital expenditures to comply with the limitations. Unless and until legislation is enacted and its terms are known, we cannot reasonably or reliably estimate its impact on our financial condition, operating performance or ability to compete. Further, regulation of GHG emissions may limit our customers’ ability to travel to our properties as a result of increased fuel costs or restrictions on transport related emissions.
We could face increased costs related to defending and resolving legal claims and other litigation related to climate change and the alleged impact of our operations on climate change.
Work stoppages, organizing drives and other labor problems could negatively impact our future profits.
We are currently a party to two collective bargaining agreements at our River Downs facility. We are currently negotiating two collective bargaining agreements with certain employees of Lumière Place Casino and Hotel that are union-represented. In addition, other of our employees have been approached by unions. A lengthy strike or other work stoppages at any of our casino properties or construction projects could have an adverse effect on our business and results of operations. Labor unions are making a concerted effort to recruit more employees in the gaming industry. In addition, organized labor may benefit from new legislation or legal interpretations by the current presidential administration. We cannot provide any assurance that we will not experience additional and more aggressive union activity in the future.
We are subject to litigation which, if adversely determined, could cause us to incur substantial losses.
From time to time during the normal course of operating our businesses, we are subject to various litigation claims and legal disputes. Some of the litigation claims may not be covered under our insurance policies, or our insurance carriers may seek to deny coverage. As a result, we might also be required to incur significant legal fees, which may have a material adverse effect on our financial position. In addition, because we cannot accurately predict the outcome of any action, it is possible that, as a result of current and/or future litigation, we will be subject to adverse judgments or settlements that could significantly reduce our earnings or result in losses.
We face environmental and archaeological regulation of our real estate.
Our business is subject to a variety of federal, state and local governmental statutes and regulations relating to activities or operations that may have adverse environmental effects, such as discharges to air and water and use, storage, discharge, emission and disposal of hazardous materials and concentrated animal feeding operations. These laws and regulations are complex, and subject to change, and failure to comply with such laws could result in the imposition of severe penalties or restrictions on our operations by government agencies or courts of law or the incurrence of significant costs of remediation of spills, disposals or other releases of hazardous or toxic substances or wastes. Under certain of these laws and regulations, a current or previous owner or operator of property may be liable for the costs of remediating contamination on its property, without regard to whether the owner or operator knew of, or caused, the presence of the contaminants, and regardless of whether the practices that resulted in the contamination were legal at the time that they occurred. We endeavor to maintain compliance with environmental laws, but from time to time, current or historical operations on, or adjacent to, our property may have resulted or may result in noncompliance with environmental laws or liability for cleanup pursuant to environmental laws. A material fine or penalty, severe operational or development restriction, or imposition of material remediation costs could adversely affect our business. In addition, the locations of our current or future developments may coincide with sites containing archaeologically significant artifacts, such as Native American remains and artifacts. Federal, state and local governmental regulations relating to the protection of such sites may require us to modify, delay or cancel construction projects at significant cost to us.

We face risks associated with growth and acquisitions.
We regularly evaluate opportunities for growth through development of gaming operations in existing or new markets, through acquiring other gaming entertainment facilities or through redeveloping our existing facilities. The expansion of our operations, whether through acquisitions, development or internal growth, could divert management’s attention and could also cause us to incur substantial costs, including legal, professional and consulting fees. It is uncertain that we will be able to identify, acquire, develop or profitably manage additional companies or operations or successfully integrate such companies or operations into our existing operations without substantial costs, delays or other problems. Additionally, it is uncertain that we will receive gaming or other necessary licenses or governmental approvals for our new projects or that gaming will be approved in jurisdictions where it is not currently approved. Further, we may not have adequate financing for such opportunities on acceptable terms.
For example, on January 28, 2011, we acquired the River Downs racetrack in Cincinnati, Ohio for approximately $45 million with the expectation that video lottery terminals will become operational in Ohio. Before our acquisition of the River Downs racetrack, it had been operating at a loss and may continue doing so in the future. If the video lottery terminals do not become operational in Ohio, we will likely incur further losses in connection with the River Downs racetrack.
Risks Related to our Indebtedness
Our present indebtedness and projected future borrowings could adversely affect our financial health; future cash flows may not be sufficient to meet our obligations, and we may have difficulty obtaining additional financing; and we may experience adverse effects of interest rate fluctuations.
As of March 31, 2011, we had indebtedness of approximately $1.2 billion. Our amended and restated credit facility consists of a $375 million revolving credit facility, which was undrawn as of March 31, 2011. Letters of credit of $9.3 million were outstanding as of March 31, 2011 under our amended and restated credit facility.
While we believe that we have sufficient cash and cash-generating resources to meet our debt service obligations during the next 12 months, it is uncertain in the future whether we will generate sufficient cash flow from operations or through asset sales to meet our long-term debt service obligations. Our present indebtedness and projected future borrowings could have important adverse consequences to us, such as:

•	making it more difficult for us to satisfy our obligations with respect to our existing indebtedness;

•	limiting our ability to obtain additional financing without restructuring the covenants in our existing indebtedness to permit the incurrence of such financing;

•	requiring a substantial portion of our cash flow to be used for payments on the debt and related interest, thereby reducing our ability to use cash flow to fund working capital, capital expenditures and general corporate requirements;

•	limiting our ability to respond to changing business, industry and economic conditions and to withstand competitive pressures, which may affect our financial condition;

•	causing us to incur higher interest expense in the event of increases in interest rates on our borrowings that have variable interest rates or in the event of refinancing existing debt at higher interest rates;

•	limiting our ability to make investments, dispose of assets, pay cash dividends or repurchase stock;

•	increasing our vulnerability to downturns in our business, our industry or the general economy and restricting us from making improvements or acquisitions or exploring business opportunities;

•	placing us at a competitive disadvantage to competitors with less debt or greater resources; and

•	subjecting us to financial and other restrictive covenants in our indebtedness, the non-compliance with which could result in an event of default.

If we fail to generate sufficient cash flow from future operations to meet our debt service obligations, we may need to refinance all or a portion of our debt on or before its maturity. In such circumstances, it is uncertain that we will be able to refinance any of our debt. Our future operating performance and our ability to service or refinance our debt will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control.
Our borrowings under our revolving amended and restated credit facility are at variable rates of interest, and to the extent not protected with interest rate hedges, could expose us to market risk from adverse changes in interest rates. We currently have no such interest rate hedges. If interest rates increase, our debt service obligations on the variable-rate indebtedness could increase significantly even though the amount borrowed would remain the same. This may only be partially offset by earning higher rates of interest on surplus cash balances, if any.
Our indebtedness imposes restrictive covenants on us.
Our amended and restated credit facility and the indentures governing our senior notes and senior subordinated notes impose various customary covenants on us and our subsidiaries. The restrictions that are imposed under these debt instruments include, among other obligations, limitations on our and our subsidiaries’ ability to:

•	incur additional debt;

•	make payments on subordinated obligations;

•	make dividends or distributions and repurchase stock;

•	make investments;

•	grant liens on our property to secure debt;

•	enter into certain transactions with affiliates;

•	sell assets or enter into mergers or consolidations;

•	sell equity interests in our subsidiaries;

•	create dividend and other payment restrictions affecting our subsidiaries;

•	change the nature of our lines of business;

•	make capital expenditures;

•	designate restricted and unrestricted subsidiaries; and

•	amend or modify our subordinated indebtedness without obtaining consents from the holders of our senior indebtedness.

Our amended and restated credit facility imposes various customary affirmative covenants on us and our restricted subsidiaries, including, among others, reporting covenants, covenants to maintain insurance, comply with laws and maintain properties and other covenants customary in senior credit financings of this type. In addition, our amended and restated credit facility requires that we comply with various restrictive maintenance financial covenants, including an interest coverage ratio, a debt to annualized Adjusted EBITDA (as defined) ratio, and capital spending limits.
Furthermore, the covenants in our amended and restated credit facility include a requirement that an “in-balance” test be satisfied for each development project involving a commitment of funds equal to or exceeding $75 million. In general, the “in-balance” test requires that, as of the date of determination prior to commencement of construction, as such term is defined in our amended and restated credit facility, the estimated sources of funds for the project exceed the estimated projected uses of funds for such project and for all other projects for which construction has commenced for the period from such date of determination through the date six full months after the scheduled opening date of such project. We cannot assure you that we will be able to meet the “in-balance” test for each of our projects on the applicable determination date.
Our ability to comply with the covenants contained in the instruments governing our indebtedness may be affected by general economic conditions, industry conditions, and other events beyond our control, including delay in the completion of new projects under construction. As a result, we cannot assure you that we will be able to comply with these covenants. Our failure to comply with the covenants contained in the instruments governing our indebtedness, including our amended and restated credit facility and the indentures governing our senior notes and senior subordinated notes, including failure to comply as a result of events beyond our control, could result in an event of default, which could materially and adversely affect our operating results and our financial condition and our ability to comply with the conditions of the Louisiana Gaming Control Board in connection with our L’Auberge Baton Rouge project discussed in another risk factor above.
If there were an event of default under one of our debt instruments, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable, subject to applicable grace periods. This could trigger cross-defaults under our other debt instruments. We cannot assure you that our assets or cash flow would be sufficient to repay borrowings under our outstanding debt instruments if accelerated upon an event of default, or that we would be able to repay, refinance or restructure the payments on any of those debt instruments.
Servicing our indebtedness will require a significant amount of cash, and our ability to generate sufficient cash depends on many factors, some of which are beyond our control.
We cannot assure you that our business will generate sufficient cash flow from operations, that our anticipated revenue growth will be realized, or that future borrowings will be available to us under our amended and restated credit facility in amounts sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. In addition, as we undertake substantial new developments or facility renovations or if we consummate significant acquisitions in the future, our cash requirements and our debt service requirements may increase significantly.
If we fail to generate sufficient cash flow from future operations to meet our debt service obligations, we may need to refinance all or a portion of our debt on or before maturity. We cannot assure you that we will be able to refinance any of our debt, including our amended and restated credit facility, the senior notes and the senior subordinated notes, on attractive terms, commercially reasonable terms or at all, particularly because of our anticipated high levels of debt and the debt incurrence restrictions imposed by the agreements governing our debt. Our amended and restated revolving credit facility matures in March 2014. Our future operating performance and our ability to service, extend or refinance our indebtedness will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control.
Risks Related to Ownership of our Common Stock
The market price for our common stock may be volatile, and you may not be able to sell our stock at a favorable price or at all.
Many factors could cause the market price of our common stock to rise and fall, including:
•	actual or anticipated variations in our quarterly results of operations;

•	changes in market valuations of companies in our industry;

•	changes in expectations of future financial performance;

•	fluctuations in stock market prices and volumes;

•	issuances of common stock or other securities in the future;

•	the addition or departure of key personnel; and

•	announcements by us or our competitors of acquisitions, investments, dispositions, joint ventures or other significant business decisions.
It is possible that the proceeds from sales of our common stock may not equal or exceed the costs and fees of making the sales or the taxes required to be paid, if any, upon receipt of shares of our common stock under the Owner’s Club Stock Program. The federal income tax consequences of membership in the Owner’s Club Stock Program are more fully discussed in response to Question 14 below.
Substantial sales of our common stock, or the perception that such sales might occur, could depress the market price of our common stock.
Substantially all of the shares of our common stock are eligible for immediate resale in the public market. We cannot predict whether future issuances of our common stock or resales in the open market will decrease the market price of our common stock. The exercise of any options or the vesting of any restricted stock units granted to directors, executive officers and other employees under our 2005 Equity and Performance Incentive Plan, the issuance of common stock or units in connection with property, portfolio or business acquisitions and other issuances of our common stock could have an adverse effect on the market price of our common stock. In addition, future issuances of our common stock may be dilutive to existing stockholders. Any sales of substantial amounts of our common stock in the public market, or the perception that such sales might occur, could lower the market price of our common stock.
Since our ability to pay cash dividends on our common stock is limited under our debt agreements, our stock may be less desirable as an investment and have a lower market price than it might if we paid dividends.
Our ability to pay cash dividends on our common stock is limited under our debt agreements. As a result, we intend to apply any available cash flow to repay indebtedness and to the expansion and development of our business. Our failure to pay dividends on our common stock may make it less desirable as an investment, which could impact the market price for our common stock.
We are subject to extensive laws and governmental regulations that impose restrictions on the ownership and transfer of our securities.
We are subject to extensive laws and governmental regulations that relate to our current or future gaming operations and that impose certain restrictions on the ownership and transfer of our securities, including our common stock. Ownership and transfer of our securities could be subjected at any time to additional or more restrictive laws and regulations, including laws and regulations in applicable jurisdictions where there are no current restrictions on the ownership and transfer of our securities or in new jurisdictions where we may conduct our operations in the future. A summary of such laws and regulations, including requirements under gaming laws of the jurisdictions in which we operate, can be found in the reports we file with the SEC and is incorporated by reference into this prospectus.
USE OF PROCEEDS
We will not receive any proceeds from the offering of our common stock to the members of our Owner’s Club Stock Program. Customers who have earned or obtained 175,000 points in their mychoice account and who meet certain eligibility requirements are eligible to apply for membership in our Owner’s Club Stock Program. Those of our customers who are accepted as members in our Owner’s Club Stock Program are granted a one-time award of shares of our common stock, either in a fixed amount or based on a fixed value, as selected by our President and Chief Executive Officer in his sole discretion. At the commencement of the program, it is contemplated that new members will be awarded either 100 shares of our common stock or a number of shares of our common stock valued at $1,500. The fair value of the shares awarded under the Owner’s Club Stock Program is not based on the amount of points that a member of the Owner’s Club Stock Program has earned or obtained in their mychoice account or the amount of money spent by the member on specified gambling activities at our casinos. Upon issuance of the shares, we will incur an expense based on the fair value of the shares on the date issued.
INFORMATION ABOUT THE PROGRAM
We are offering participants in our mychoice customer loyalty program who are individuals and who meet certain eligibility standards the opportunity to apply for membership in the Owner’s Club Stock Program. Upon becoming a member of the Owner’s Club Stock Program, we will award a member a one-time grant of shares of our common stock as further described below. The information presented in the following question and answer format constitutes all of the terms and conditions of membership in the Owner’s Club Stock Program.
Information about the Owner’s Club Stock Program and its Purpose
1. What is the Owner’s Club Stock Program and its purpose?
The Owner’s Club Stock Program offers incentives to customers who gamble at our casinos throughout the United States. Upon becoming a member of the Owner’s Club Stock Program, a customer will be granted a one-time award of shares of our common stock as further described below.
To be eligible for membership in the Owner’s Club Stock Program, an individual must be a participant in our mychoice customer loyalty program. Our mychoice customer loyalty program rewards our customers by awarding them mycash and tier points based on money spent on specified gambling activities at our casinos. Participants may use their earned mycash to pay for hotel stays, food, retail purchases and gambling and may also convert it into cash. Tier points allow a participant to reach higher tiers of benefits under the mychoice customer loyalty program. Our mychoice customer loyalty program has five tiers, and the Owner’s Club is the highest tier. Participants start earning tier points at the start of each calendar year, and their tier point totals are reset to zero on January 1 of each year. Once a participant accumulates the tier points necessary to achieve a new tier, such participant is eligible to be upgraded to such new tier for the rest of the calendar year. Each participant starts each new year at a tier based on such participant’s previous year’s point total. Participants earn one tier point per $5 slot coin-in or $10 video poker coin-in. In addition, participants earn tier points for table games based on the particular game, the length of play and the bet amount. The tier points accumulate in each participant’s mychoice account.

Customers who have earned or obtained 175,000 tier points in their mychoice account are eligible to be upgraded to the Owner’s Club tier of the mychoice customer loyalty program, and, after being upgraded to the Owner’s Club tier, may apply for membership in the Owner’s Club Stock Program. It is possible to become a member of the Owner’s Club tier of the mychoice customer loyalty program without also applying for membership in or being a member of the Owner’s Club Stock Program.
Many of our competitors have loyalty programs that give customers credits or points which may be used for free hotel stays, meals or merchandise, or other types of awards for their brand loyalty. Our research has indicated that awards programs are a feature that many potential customers consider in selecting casinos. We believe that our Owner’s Club Stock Program provides its members with a unique and valuable reward for their loyalty to our brands that is more immediate and tangible than most of the awards under our competitors’ programs.
Benefits and Disadvantages
2. What are the benefits and disadvantages of becoming a member of the Owner’s Club Stock Program?
Benefits
Award of Shares of Common Stock. Upon becoming a member of the Owner’s Club Stock Program, a new member will be granted a one-time award of shares of our common stock, either in a fixed amount of shares of our common stock or based on a fixed value, as selected by our President and Chief Executive Officer in his sole discretion. At the commencement of the program, it is contemplated that new members will be awarded either 100 shares of our common stock or a number of shares of our common stock valued at $1,500 (as further described below). The fixed amount of shares that we award or the fixed value of shares that we award under the Owner’s Club Stock Program may change in the future, and we plan to supplement this prospectus in the event of such a change in the fixed amount of shares or the fixed value of shares awarded under the program.
Brokerage Account. To receive your award of our common stock under the Owner’s Club Stock Program, you must first open a brokerage account with the Agent at no cost to you.
Sales and Withdrawals of Shares. Shares held in your brokerage account with the Agent may be sold or withdrawn at any time by notifying the Agent. You may not sell or withdraw any shares until they have actually been credited to your brokerage account with the Agent. No shares will be credited to your brokerage account with the Agent until after you have been accepted as a member of the Owner’s Club Stock Program. You may instruct the Agent to sell all or any portion of the shares of common stock in your brokerage account with the Agent, with the proceeds from such sale being delivered to you in the manner you specify. Pursuant to the terms of the Agent Agreement we have entered into with the Agent, the Agent will not charge you any fees for activity (or inactivity) in your brokerage account with the Agent with respect to the shares received under the Owner’s Club Stock Program. See Questions 11 and 12 below with respect to the procedure to withdraw shares from your brokerage account with the Agent.
Book Entry Form Ownership Protects against Loss. All shares of common stock held in your brokerage account with the Agent will be held in book entry form. Book entry ownership provides protection against certificates being lost, misplaced or stolen. You may request a certificate for all or a portion of the shares of common stock credited to your account as further described in response to Questions 10, 11 and 12 below.
Disadvantages
There are several potential disadvantages of being a member of the Owner’s Club Stock Program. These include:
•	If your stock award is based on a fixed value, as opposed to a fixed amount of shares of our common stock, you will not know the number of shares of common stock you are eligible to receive as a one-time stock award in the Owner’s Club Stock Program at the time of applying for membership because the number of shares is determined by dividing the fixed value of your stock award by the closing sales price of our common stock on the New York Stock Exchange, also referred to herein as the “NYSE,” on the day on which you are accepted as a member of the program (if the day is a trading day; if the day is not a trading day, we will use the closing sales price of our common stock on the NYSE for the next following trading day), rounded up to the nearest whole share.

•	Receipt of the one-time award of shares of our common stock may have adverse tax consequences to you, as further discussed in response to Question 14.

•	Your membership in our Owner’s Club Stock Program may be cancelled for the reasons noted in the response to Question 13, such as violating the terms and conditions of the program or applicable laws or the commission of fraud or abuse involving the program. Further, we may unilaterally, and in our sole discretion, suspend, discontinue or cancel our Owner’s Club Stock Program (as well as the mychoice customer loyalty program; if your mychoice account is canceled or terminated, any points you may have accumulated in your mychoice account will be automatically cancelled and forfeited without any consideration) at any time. Also, we may unilaterally and in our sole discretion change, limit, modify or eliminate terms and conditions of our Owner’s Club Stock Program (as well as the mychoice customer loyalty program) at any time.
Marketing and Administration
3. Who will administer the Owner’s Club Stock Program and act as Pinnacle’s Agent?
Our Owner’s Club Stock Program will be operated and administered by Pinnacle by its Office of General Counsel. The members of Pinnacle’s Office of General Counsel are the only officers and employees of Pinnacle authorized to respond to questions about the Owner’s Club Stock Program. We will not compensate the members of our Office of General Counsel specifically for their services in administering the Owner’s Club Stock Program. You may direct questions to our Office of General Counsel at:
Pinnacle Entertainment, Inc.
Office of General Counsel
8918 Spanish Ridge Avenue
Las Vegas, Nevada 89148
1-877-764-8750
We have engaged Wunderlich Securities, Inc., a Tennessee corporation and registered broker-dealer, to act as our agent in connection with the enrollment of members and the issuance of shares of our common stock to new members. We refer to Wunderlich Securities, Inc. in this capacity as the “Agent” in this prospectus.
We will pay the Agent a fee for its services in administering the Owner’s Club Stock Program in an amount equal to $500 per brokerage account set up by the Agent under the Owners’ Club Stock Program, which fee is capped at $275,000 during the three-year term of the Agent’s engagement, assuming that the Agent sets up no more that 550 brokerage accounts under the program during this time. In the event that the Agent sets up more than 550 brokerage accounts under the Owner’s Club Stock Program during the three-year term, we will pay the Agent an amount not to exceed $450 per brokerage account for each account in excess of 550. The described fees are intended to cover all of the Agent’s costs and expenses in administering the Owner’s Club Stock Program, except that we will reimburse the Agent for the Agent’s reasonable out-of-pocket costs and expenses of legal counsel in an amount not to exceed $35,000. These fees may change from time to time upon mutual agreement between us and the Agent.
Your relationship with the Agent will be governed by the terms of the new account application you submitted to the Agent to open your brokerage account with the Agent. Pursuant to the terms of the Agent Agreement we have entered into with the Agent, the Agent will not charge you any fees for the maintenance of and activity (or inactivity) in your brokerage account with the Agent with respect to the shares received under the Owner’s Club Stock Program. You must contact the Agent to receive further information about your relationship with the Agent and its services. You may direct questions to the Agent at:
Wunderlich Securities, Inc.
6000 Poplar Avenue, Suite 150
Memphis, Tennessee 38119
1-800-726-0557
Pursuant to the terms of the Agent Agreement between Pinnacle and the Agent, the Agent will process membership applications, conduct know-your-client checks on applicants and establish a brokerage account on its records for each member of the Owner’s Club Stock Program. The Agent will not have any duties or responsibilities for the maintenance of the mychoice program or mychoice accounts, or any determination by us to terminate a member. We have agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Agent may be required to make, related to the Agent’s services in administering the Owner’s Club Stock Program.
Our transfer agent, American Stock Transfer and Trust Company, LLC, will provide customary transfer agent services to us in our administration of the program, but will not provide any services specifically tailored to the Owner’s Club Stock Program. We pay our transfer agent a fee for providing transfer agent services to us, but will not compensate our transfer agent specifically for any services provided related to our Owner’s Club Stock Program.
In administering the Owner’s Club Stock Program, neither the Agent nor Pinnacle will be liable for any act or omission to act done in good faith, including, without limitation, any claim for liability arising out of failure to terminate your account upon your death prior to receipt of written notice of such death. Neither the Agent nor Pinnacle will have any duties, responsibilities or liabilities with respect to the Owner’s Club Stock Program except those which are expressly set forth in this prospectus.
Membership
4. Who is eligible to apply for membership in the Owner’s Club Stock Program?
All individuals who (i) are participants in our mychoice customer loyalty program and have been admitted into the Owner’s Club tier of our mychoice customer loyalty program, (ii) are U.S. citizens or permanent residents of the United States, and (iii) have not been convicted of a felony are eligible to apply for membership in our Owner’s Club Stock Program.
All individuals who are customers of any of our casinos and at least 21 years of age are eligible to become participants of the mychoice customer loyalty program. All individuals who (i) are participants in our mychoice customer loyalty program, and (ii) have earned or obtained 175,000 tier points under our mychoice customer loyalty program are eligible to be admitted into the Owner’s Club tier of our mychoice customer loyalty program. We reserve the right to deny admitting any eligible participant in our mychoice customer loyalty program into the Owner’s Club tier of our mychoice customer loyalty program if such participant (i) is indebted to us and any part of the indebtedness is past due, or (ii) is barred from being on the premises of any of our facilities.
Legal entities, such as corporations, are prohibited from enrolling.
Some employers may prohibit or restrict employee participation in the Owner’s Club Stock Program. We assume no responsibility or liability for compliance with any of these prohibitions or restrictions.
5. How do I apply for membership in and become a member of the Owner’s Club Stock Program?
The Agent will deliver a copy of this prospectus together with a membership application form, the Agent’s new account application and other documentation required by the Agent to each individual who we believe is eligible for membership in the Owner’s Club Stock Program. Individuals who want to find out more information about the Owner’s Club Stock Program may also contact us directly to request copies of this prospectus and the application materials by calling toll-free 1-877-764-8750.
To apply, an individual must complete the membership application form, the Agent’s new account application and other documentation required by the Agent and send them to the Agent at the address listed in the application materials or as otherwise instructed by the Agent or us. Before you are admitted as a member, the Agent must first determine that the Agent and we are not barred from doing business with you (a so-called “know-your-client process”). If we plan to accept you as a member, the Agent will contact you to set up a brokerage account with the Agent. You must set up a brokerage account with the Agent before you can receive your award of shares of our common stock under the Owner’s Club Stock Program.
You must deliver a fully-completed set of the application materials to the Agent or us within 180 days after your receipt of the application materials from the Agent or us to remain eligible for membership in the Owner’s Club Stock Program.

We reserve the right to deny any eligible applicant admission to the Owner’s Club Stock Program if (i) such applicant resides in a jurisdiction where the offering, selling or soliciting offers on sales of our common stock would be unlawful, (ii) admitting such applicant would cause us or the Agent to violate any federal, state or local law or regulation, (iii) such applicant is indebted to us and any part of the indebtedness is past due, (iv) such applicant is barred from being on the premises of any of our facilities, or (v) we or the Agent do not receive a complete set of fully-completed application materials from such participant within 180 days after such applicant’s receipt of the application materials from the Agent or us.
Because membership in our Owner’s Club Stock Program is open only to U.S. citizens and permanent residents of the United States, we will not deliver application materials to individuals whose primary address on our records is outside of the United States. Individuals with primary addresses outside of the United States who believe that they are eligible for membership in our Owner’s Club Stock Program should contact our Office of General Counsel at the address or telephone number listed above for instructions on how to apply for membership.
To become a participant in the mychoice customer loyalty program, you may enroll at one of our casinos.
Stock Award and Costs, Expenses and Fees
6. When will my stock be issued upon becoming a member of the Owner’s Club Stock Program, and how many shares will I receive?
We expect that the Agent will deliver stock awards to new members of the Owner’s Club Stock Program within 10 days of the last business day of each calendar month with respect to new members who have successfully completed the application process through the last business day of such month. Each new member will receive a one-time stock award of shares of our common stock either in a fixed amount or based on a fixed value, as selected by our President and Chief Executive Officer in his sole discretion. At the commencement of the program, it is contemplated that new members will be awarded 100 shares of our common stock or shares of our common stock valued at $1,500. If your stock award is based on a fixed value, as opposed to a fixed amount of shares of our common stock, the number of shares you will receive as a one-time stock award upon first becoming a member of the Owner’s Club Stock Program will be determined by dividing the fixed value by the closing sales price of our common stock on the NYSE on the day on which you are accepted as a member of the program (if that day is a trading day; if that day is not a trading day, we will use the closing sales price of our common stock on the NYSE for the next following trading day), rounded up to the nearest whole share. We will not issue any fractional shares in connection with the one-time stock award. The Agent will act as our agent in connection with the issuance of our shares of common stock under the Owner’s Club Stock Program and will deposit your shares into your brokerage account with the Agent.
7. How will I receive my shares under the Owner’s Club Stock Program?
To receive your award of shares of our common stock under the Owner’s Club Stock Program, you must first open a brokerage account with the Agent at no cost to you.
8. What are the costs, expenses and fees I will have to pay in connection with my membership in the Owner’s Club Stock Program?
Membership in our Owner’s Club Stock Program (as well as participation in our mychoice customer loyalty program) is free. Pursuant to the terms of the Agent Agreement, the Agent will not charge you any fees for the maintenance of and activity (or inactivity) in your brokerage account with the Agent with respect to the shares received under the Owner’s Club Stock Program. If you transfer the shares of our common stock received under the Owner’s Club Program into a brokerage account with another broker, you may incur fees imposed by such broker for the maintenance of and activity (or inactivity) in your brokerage account.

Question 14 addresses the tax consequences of participation in the Owner’s Club Stock Program.
Reports to Members
9. What information will I be provided regarding my membership in the Owner’s Club Stock Program after applying for membership?
The Agent will notify you upon setting up your brokerage account with the Agent. The Agent will also deliver to you a welcome kit containing information about the account and the Agent’s services.
So long as you hold your shares of our common stock issued under the Owner’s Club Stock Program in a brokerage account with the Agent or another broker, the Agent or such other broker will send you recurring statements of account as required by applicable laws and regulations and in accordance with their respective customary procedures.
All notices sent from the Agent to you will be mailed to you at the address shown on the records of the Agent or you may request to receive email notifications by completing the Agent’s email notification form. It is important that you inform the Agent of any changes in your contact information.
Members in our Owner’s Club Stock Program who hold shares of our common stock through their brokerage accounts with the Agent or another broker are beneficially owning shares through a nominee (often referred to as being “street name” holders). All of our stockholders who hold shares of our common stock through nominees receive stockholder communications from their respective nominees and are able to vote their shares in accordance with applicable securities laws and regulations. See Question 16 below for more information about voting shares received under the Owner’s Club Stock Program.
A participant in our mychoice customer loyalty program who was not a holder of our common stock before becoming a member of the Owner’s Club Stock Program will become a member of the Owner’s Club Stock Program and a stockholder upon the date on which we issue the one-time stock award to such participant. This date will be a date later than the date on which such participant accumulated 175,000 points in his or her mychoice account and applied for membership because of the time it takes to report accumulated points in your mychoice account and to thereafter complete the application process and distribute the award of shares under our Owner’s Club Stock Program.
Share Certificates
10. Will I receive certificates for shares of common stock awarded under the Owner’s Club Stock Program?
Unless you request them, certificates for shares of our common stock awarded under the Owner’s Club Stock Program will not be issued to you. In fact, to accept your award of shares of our common stock under the Owner’s Club Stock Program, you must receive them in a brokerage account with the Agent. This safekeeping feature protects against loss, theft or destruction of stock certificates. Certificates may be issued to you upon your request for whole shares withdrawn from the program. See Question 11.
Transfer, Sale and Withdrawal of Shares
11. How may I transfer, sell or receive certificates for shares received under the Owner’s Club Stock Program?
After we have issued shares of our common stock under the Owner’s Club Stock Program, you are free to dispose of the shares in your discretion. You should contact the Agent if you desire to transfer your shares from your brokerage account with the Agent into a brokerage account with another broker, sell your shares or have your shares certificated. Pursuant to the terms of the Agent Agreement, the Agent will not charge you any fees for such services with respect to the shares received under the Owner’s Club Stock Program. After you have transferred the shares of our common stock received under the Owner’s Club Stock Program from your brokerage account with the Agent into a brokerage account with another broker, you should contact such other broker if you desire to transfer your shares, sell your shares or have your shares certificated.

12. What happens to any fractional interest when I transfer, sell or certificate shares received under the Owner’s Club Stock Program?
If you hold your shares of our common stock received under the Owner’s Club Stock Program in a brokerage account with the Agent or another broker, you should contact the Agent or such other broker regarding the treatment of any fractional interest in your brokerage account. In no case will certificates representing a fractional interest be issued.
Discontinuation of Membership
13. How will my membership in the Owner’s Club Stock Program be terminated?
We may terminate your membership in our Owner’s Club Stock Program for any of the following reasons:
•	You violate the terms and conditions then in effect;

•	You misrepresent any information or misuse the program;

•	You violate any federal, state or local law or regulation in connection with your membership in the program, or cause us or the Agent to violate any federal, state or local law or regulation by having you as a member of the program;

•	You commit a fraud or abuse involving any portion of the Owner’s Club Stock Program or the mychoice customer loyalty program; or

•	You act, in any other way, to the detriment of the program.
If your membership in the Owner’s Club Stock Program is terminated after you have received your one-time award of shares of our common stock, you will not be required to return those shares of common stock to us.
Federal Tax Information
14. What are the federal income tax consequences of membership in the Owner’s Club Stock Program?
Your membership in the Owner’s Club Stock Program will have certain consequences from a U.S. federal income tax standpoint. Because the Owner’s Club Stock Program is unique, there are limited applicable legal precedents, and we are not able to describe all of the material U.S. federal income tax consequences with certainty. The following discussion is what we expect the U.S. federal income tax consequences to be, but you should check with your own tax advisers regarding the tax treatment of your membership in the Owner’s Club Stock Program.
A member may be required to include in the member’s gross taxable income, for the tax year in which the shares of common stock are received, the fair market value of the shares of common stock received by a member in the Owner’s Club Stock Program.
Under certain customer loyalty programs, customers may not be required to include the fair market value of program benefits received in their gross taxable income, either because, (i) in some instances, the fair market value of the benefit received by the customer is viewed under U.S. federal income tax law as a rebate which merely adjusts the price of the goods or services purchased by the customer, or, (ii) in other instances, the Internal Revenue Service has announced it will not enforce its position that a benefit received by the customer (or the customer’s employee) is a taxable benefit under federal income tax law.
The receipt of shares of our common stock by members in the Owner’s Club Stock Program should be analogous to the receipt by casino patrons of other types of “complimentary” benefits, commonly referred to as “comps.” Current industry practice is to treat complimentary benefits of this kind, which are granted in connection with a rewards program of which the patron was aware prior to his or her patronage, as a rebate which adjusts the price paid by the patron for the casino’s services. Under this result, the member should not be required to include in his gross taxable income the value of the shares of common stock received under the Owner’s Club Stock Program.
It is not certain, however, that this is the proper treatment under current U.S. federal income tax law. The United States Tax Court has held that the complimentary benefits provided to a single casino patron constituted taxable income to that patron, and that, because the complimentary benefits in that instance bore a close relationship to gambling activities, the taxable income from those benefits also constituted gains from wagering for the purposes of deducting gambling losses from such income, as discussed in more detail below.
In general, a taxpayer may deduct his or her gambling losses only to the extent of his or her gambling winnings. If the gambler does not use losses in a given tax year, the tax benefits associated with gambling losses are lost forever, as there is no ability to carry forward or carry back such losses. For married couples filing jointly, the combined gambling losses of the spouses from gambling activities are allowed to the extent of the combined gambling winnings of the spouses.
As discussed above, it is possible that the value of the shares of our common stock received by our customers under the Owner’s Stock Club Program may constitute gambling winnings for the purposes of determining the amount of gambling losses available for deduction in the applicable tax year. Alternatively, it is possible that the value of shares of our common stock received may offset against the purchase price of the member’s patronage as a rebate. If this is the correct result under U.S. federal income tax law, then the amount of losses otherwise available for deduction should be reduced by the fair market value of the stock on the date of grant.
A member in the Owner’s Stock Club Program should have a tax basis in the shares of common stock he or she receives. This tax basis may be equal to the fair market value of such shares of common stock on the date they are received by the members. Upon a sale of the member’s stock acquired through membership in the Owner’s Stock Club Program, the member should realize a capital gain or loss equal to the difference between the amount of his or her net sales proceeds and his or her tax basis, if any, in the stock sold. If the member holds the shares for more than one year, then his or her gain or loss should be long-term and taxed, if it is a gain, at the then applicable long-term capital gains rate. If the member holds the shares for less than one year, his or her gain or loss should be short-term and taxed, if it is a gain, at the then applicable short-term capital gains rate.
Gains from wagering transactions are subject to withholding. If we determine that we are required to withhold taxes with respect to any transfer of common stock under the Owner’s Stock Club Program, we may do so by withholding from such transfer a number of shares of common stock (otherwise to be issued to the member under the Owner’s Stock Club Program) which equal in value the amount of any taxes required to be withheld by us. Alternatively, we may require you to fund with cash from other sources the amount of required withholding.
The above is intended only as a general discussion of the current U.S. federal income tax consequences of membership in the Owner’s Club Stock Program by an individual who is a U.S. resident. No attempt has been made to discuss any state or foreign tax consequences, or consequences to persons who are not U.S. resident individuals. For a more detailed discussion regarding the federal, state, and foreign tax consequences of membership in the Owner’s Club Stock Program, you should consult your own tax advisers. If you hold your shares of our common stock received under the Owner’s Club Stock Program in a brokerage account with the Agent or another broker, the Agent or such other broker may provide certain account information to you, including information regarding your tax basis in the shares, as may be required by U.S. federal income tax law.
Other Information
15. What happens if we issue a stock dividend, declare a stock split or have a rights offering with respect to our common stock?
Any shares of common stock resulting from a stock dividend or stock split of our common stock (including whole shares and any fractional shares) held by you will be credited to you. The basis for any rights offering will include the shares of common stock and any fractional interest credited to you. The terms of the Owner’s Club Stock Program will be adjusted to reflect stock dividends, stock splits, recapitalizations and similar changes. We note that trading in our common stock, as well as processing of transactions in our common stock, may either be curtailed or suspended until the completion of any such stock dividend, stock split or other corporate action.
16. How will I vote shares received under the Owner’s Club Stock Program at a meeting of stockholders?
If you hold shares of our common stock in a brokerage account with the Agent or another broker, the Agent or such other broker will send you a voting instruction form and other proxy materials in connection with any meeting of stockholders with respect to shares of our common stock in your brokerage account. If the voting instruction form with respect to the shares of our common stock in your brokerage account is returned properly signed and marked for voting, all shares (including whole shares and fractional interests) held in your brokerage account will be voted in accordance with your instructions. If you do not give proper voting instructions to the Agent or such other broker, the Agent or such other broker may vote the shares in your brokerage account with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the NYSE. On non-discretionary items for which you do not give the Agent or such other broker instructions, your shares will not be voted.
If you are a record owner of any shares of our common stock, that is, you hold shares of our common stock directly in your name and not in a brokerage account with the Agent or another broker, you will receive a proxy card and proxy materials directly from us for those shares. If the proxy card with respect to the shares of our common stock you own of record is returned properly signed and marked for voting, all such shares (including whole shares and fractional interests) will be voted in accordance with your instructions. If you do not sign your proxy card, the person(s) identified on the proxy card as your proxy will not be able to vote your shares in accordance with your instructions. If you sign your proxy card but do not give proper voting instructions, the person(s) identified on the proxy card as your proxy will vote your shares in a manner disclosed in the proxy materials for the stockholders’ meeting in question. You may also vote your shares in person by attending the stockholders’ meeting.
17. What is the relationship between you, the Agent or your broker, us and our transfer agent?
Your brokerage account with the Agent or, if you transfer the shares of our common stock received under the Owner’s Club Program into a brokerage account with another broker, such brokerage account, will be governed by the terms of any client agreement, if any, between you and the Agent or such other broker, respectively. We and our transfer agent are not parties to that agreement, nor are we or our transfer agent involved in the relationship between you and the Agent or such other broker. You should direct all questions regarding your brokerage account to the Agent or such other broker. Pursuant to the terms of the Agent Agreement we have entered into with the Agent, the Agent will not charge you any fees for the maintenance of or activity (or inactivity) in your brokerage account with the Agent with respect to the shares received under the Owner’s Club Stock Program. If you transfer the shares of our common stock received under the Owner’s Club Program into a brokerage account with another broker, you may incur fees imposed by such broker for the maintenance of and activity (or inactivity) in your brokerage account
18. May the Owner’s Club Stock Program be discontinued or modified?
We reserve the right to suspend, discontinue or cancel the Owner’s Club Stock Program (as well as the mychoice customer loyalty program) at any time. In the event that the Owner’s Club Stock Program is suspended, discontinued or cancelled, you will cease to be a member of the program, and will no longer have any of the rights of a member under the program. If the Owner’s Club Stock Program is suspended, discontinued or cancelled after you have received your one-time award of shares of our common stock, you will not be required to return those shares of common stock to us.
The terms and conditions of our Owner’s Club Stock Program are described in full in this prospectus under the caption “Information about the Program.” We reserve the right to change, limit, modify or eliminate such terms and conditions (including the number of shares of common stock issued upon becoming a member of the program), regulations, benefits, conditions of participation, rewards and reward levels in whole or in part at any time. You will be bound by any such changes. Any such changes in the terms or conditions will be shown in a supplement to this prospectus, which will be mailed to you at the address shown on our records, and will be effective immediately unless stated otherwise. Therefore, it is important that you inform both our Office of General Counsel and the Agent at the addresses or telephone numbers listed above of any changes in your contact information.
The Agent is a registered broker-dealer and subject to laws and regulations governing its activities and its relationship with you. Changes in such laws and regulations may affect the Agent’s relationship with you or require modification of the terms of the Owner’s Club Stock Program. The Agent will notify you of any changes in its relationship with you to the extent required by such laws and regulations.
19. May I pledge shares received under the Owner’s Club Stock Program?
You will be able to pledge as collateral for security based lending (margin debt) your shares of our common stock received under the Owner’s Club Stock Program held in your brokerage account with the Agent or another broker on the terms offered by the Agent or such other broker, if any.
20. What is the source of the shares of our common stock issued under the Owner’s Club Stock Program?
Shares of our common stock issued under the Owner’s Club Stock Program will be issued directly by us.
21. How will the terms and conditions of the Owner’s Club Stock Program be interpreted?
Any question of interpretation of the terms or conditions of the Owner’s Club Stock Program (as well as the mychoice customer loyalty program) will be determined by us, and that determination will be final. We may adopt additional terms and conditions, or we may modify or eliminate any of the existing terms and conditions. The operation of, and all transactions in connection with, the Owner’s Club Stock Program will be governed by the laws of the State of Delaware.

INDEMNIFICATION
Section 145 of the General Corporation Law of the State of Delaware, also referred to herein as “DGCL,” provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Section 145 further authorizes a Delaware corporation to indemnify any person serving in such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person.
Our Restated Certificate of Incorporation, as amended, also referred to herein as the “Restated Certificate,” provides that we shall indemnify our officers and directors to the fullest extent permitted by the DGCL. As permitted by Section 145 of the DGCL, our Restated Bylaws provide that directors and elected officers who are made, or are threatened to be made, parties to, or are otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of the Company or such director or officer of the Company is or was serving at our request as a director, officer, manager, employee, agent or trustee of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, manager, employee, agent, trustee or in any other capacity while serving as a director, officer, manager, employee, agent or trustee, will be indemnified and held harmless by us to the fullest extent authorized by the DGCL against all expenses, liability and loss (including attorneys’ fees, judgments, fines, Employee Retirement Income Security Act excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith. Our Restated Bylaws require us to advance expenses to our directors and elected officers, provided that, if the DGCL so requires, they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification.
The Restated Bylaws also provide that the Chief Executive Officer may also appoint officers. Such appointed officers will serve at the pleasure of the Chief Executive Officer and hold officer titles solely for purposes of identification and business convenience. Unless otherwise expressly provided by the Chief Executive Officer and except as required by law, such appointed officers shall not be considered officers for any purpose, including, without limitation, for purposes of indemnification under the Restated Bylaws or otherwise.
We maintain insurance policies under which our directors and officers and the directors and officers of our subsidiaries are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of the Company or our subsidiaries, as applicable. The employment agreements of certain of our executive officers contain indemnification provisions that provide for the maximum protection permitted under applicable law.
We entered into an Indemnification Trust Agreement, also referred to herein as the “Indemnification Trust Agreement,” on August 16, 2005, to create an indemnification trust to provide a source of funds for (i) indemnification of and advancement of expenses to our present and future directors and certain executive officers arising under the DGCL, the Restated Certificate, our Restated Bylaws or any agreement that we may enter into with a beneficiary under the Indemnification Trust Agreement and (ii) payments for the premiums for directors and officers insurance purchased by us from time to time, in the event that we do not or are not financially able to fulfill such obligations or make such payments. At the time of creation, we irrevocably deposited $5 million in the trust and pursuant to its terms would be obligated in certain circumstances to contribute up to an additional $5 million. The beneficiaries’ representative under the trust will have the exclusive right to convey payment demands from time to time on the trustee to direct payment to one or more of the beneficiaries. The term of the Indemnification Trust Agreement expires on August 16, 2015, at which time any remaining trust funds will be distributed to us, except to the extent necessary to make full and adequate provision for claims made prior to such expiration date or any threatened or anticipated claims.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.
Pursuant to the terms of the Agent Agreement, we have agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act, related to the Agent’s services in administering the Owner’s Club Stock Program or to contribute to payments the Agent may be required to make related thereto.
LEGAL MATTERS
The validity of the shares of our common stock being offered hereby is being passed upon for us by Brownstein Hyatt Farber Schreck, LLP.
EXPERTS
The consolidated financial statements and the related financial statement schedule of Pinnacle Entertainment, Inc. (i) at December 31, 2010 and 2009, and for each of the two years in the period ended December 31, 2010, and the report on the effectiveness of Pinnacle Entertainment Inc.’s internal control over financial reporting as of December 31, 2010 appearing in Pinnacle Entertainment, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010, have been audited by Ernst & Young LLP, independent registered public accounting firm, and, (ii) for the year ended December 31, 2008, appearing in Pinnacle Entertainment, Inc.’s Annual Report on Form 10-K filed on March 1, 2011, have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as set forth in their respective reports thereon incorporated in this Prospectus and Registration Statement, and are incorporated in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

Owner’s Club Stock Program
Common Stock
Prospectus
                     ___, 2011

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
The estimated expenses to be incurred by Pinnacle Entertainment, Inc. (“Pinnacle” or the “Company”) in connection with the issuance and distribution of the securities being offered hereby are:

SEC registration fee	$290
Accounting fees and expenses	$25,000
Legal fees and expenses	$170,000
Agent fees	$355,000
Transfer Agent fees and expenses	$1,500
Printing and engraving	$10,000
Miscellaneous	$37,500

Total	$599,290
Item 15. Indemnification of Directors and Officers.
Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Section 145 further authorizes a Delaware corporation to indemnify any person serving in such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person.
Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (concerning liability of directors for unlawful payment of dividend or unlawful stock purchase or redemption, and related matters), or (iv) for any transaction from which the director derived an improper personal benefit.

As permitted by Section 102(b)(7) of the DGCL, Article XII of the Company’s Restated Certificate of Incorporation, as amended (the “Restated Certificate”), provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty by such director for corporate actions as a director to the fullest extent permitted by the DGCL.
The Restated Certificate also provides that the Company shall indemnify its officers and directors to the fullest extent permitted by the DGCL. As permitted by Section 145 of the DGCL, the Company’s Restated Bylaws provide that directors and elected officers who are made, or are threatened to be made, parties to, or are otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of the Company or such director or officer of the Company is or was serving at the request of the Company as a director, officer, manager, employee, agent or trustee of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, manager, employee, agent, trustee or in any other capacity while serving as a director, officer, manager, employee, agent or trustee will be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL against all expenses, liability and loss (including attorneys’ fees, judgments, fines, Employee Retirement Income Security Act excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith. The Restated Bylaws of the Company require it to advance expenses to its directors and elected officers, provided that, if the DGCL so requires, they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification.
The Restated Bylaws also provide that the Chief Executive Officer may also appoint officers. Such appointed officers will serve at the pleasure of the Chief Executive Officer and hold officer titles solely for purposes of identification and business convenience. Unless otherwise expressly provided by the Chief Executive Officer and except as required by law, such appointed officers shall not be considered officers for any purpose, including, without limitation, for purposes of indemnification under the Restated Bylaws or otherwise.
The Company maintains insurance policies under which its directors and officers and the directors and officers of its subsidiaries are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of the Company or its subsidiaries, as applicable. The employment agreements of certain of Pinnacle’s executive officers contain indemnification provisions that provide for the maximum protection permitted under applicable law.
The Company entered into an Indemnification Trust Agreement (the “Indemnification Trust Agreement”) on August 16, 2005, to create an indemnification trust to provide a source of funds for (i) indemnification of and advancement of expenses to the Company’s present and future directors and certain executive officers arising under the DGCL, the Company’s Restated Certificate of Incorporation, the Company’s Restated Bylaws or any agreement that the Company may enter into with a beneficiary under the Indemnification Trust Agreement and (ii) payments for the premiums for directors’ and officers’ insurance purchased by the Company from time to time, in the event that the Company does not or is not financially able to fulfill such obligations or make such payments. At the time of creation, the Company irrevocably deposited $5 million in the trust and pursuant to its terms would be obligated in certain circumstances to contribute up to an additional $5 million. The beneficiaries’ representative under the trust will have the exclusive right to convey payment demands from time to time on the trustee to direct payment to one or more of the beneficiaries. The term of the Indemnification Trust Agreement expires on August 16, 2015, at which time any remaining trust funds will be distributed to the Company, except to the extent necessary to make full and adequate provision for claims made prior to such expiration date or any threatened or anticipated claims.
Item 16. Exhibits.
The following exhibits are filed herewith unless otherwise indicated:

Exhibit No.	Description
1.1*	Form of Agent Agreement between Pinnacle Entertainment, Inc. and Wunderlich Securities, Inc.

4.1	Restated Certificate of Incorporation of Pinnacle Entertainment, Inc., as amended, is hereby incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed on May 9, 2005 (SEC File No. 001-13641).

4.2	Restated Bylaws of Pinnacle Entertainment, Inc. are hereby incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on May 26, 2011 (SEC File No. 001-13641).

5.1**	Opinion of Brownstein Hyatt Farber Schreck, LLP as to legality of securities.

Exhibit No.	Description
23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Deloitte & Touche LLP.

23.3**	Consent of Brownstein Hyatt Farber Schreck, LLP (included in Exhibit 5.1).

24.1**	Power of Attorney.

99.1*	Membership Application Form for Owner’s Club Stock Program.

*	Filed herewith.

**	Previously filed.
Item 17. Undertakings.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:
     (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
     (iii) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s Annual Report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Security Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) promulgated under the Securities Act of 1933 as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B promulgated under the Securities Act of 1933 or other than prospectuses filed in reliance on Rule 430A promulgated under the Securities Act of 1933, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.
     (d) The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions discussed in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 8th day of July, 2011.

PINNACLE ENTERTAINMENT, INC. (Registrant)
/s/ Carlos A. Ruisanchez
Carlos A. Ruisanchez, Executive Vice President and
Chief Financial Officer
Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated on July 8, 2011.

Signature	Title

* Anthony M. Sanfilippo	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Carlos A. Ruisanchez Carlos A. Ruisanchez	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Stephen C. Comer	Director

* John V. Giovenco	Director

* Richard J. Goeglein	Chairman of the Board and Director

* Bruce A. Leslie	Director

* James L. Martineau	Director

* Lynn P. Reitnouer	Director

* By:	/s/ John A. Godfrey
John A. Godfrey,
Executive Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description
1.1*	Form of Agent Agreement between Pinnacle Entertainment, Inc. and Wunderlich Securities, Inc.

4.1	Restated Certificate of Incorporation of Pinnacle Entertainment, Inc., as amended, is hereby incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed on May 9, 2005 (SEC File No. 001-13641).

4.2	Restated Bylaws of Pinnacle Entertainment, Inc. are hereby incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on May 26, 2011 (SEC File No. 001-13641).

5.1**	Opinion of Brownstein Hyatt Farber Schreck, LLP as to legality of securities.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Deloitte & Touche LLP.

23.3**	Consent of Brownstein Hyatt Farber Schreck, LLP (included in Exhibit 5.1).

24.1**	Power of Attorney.

99.1*	Membership Application Form for Owner’s Club Stock Program.

*	Filed herewith.

**	Previously filed.